UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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Filed by a Party other than the Registrant	☐

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☐Preliminary Proxy Statement

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☒Definitive Proxy Statement

☐Definitive Additional Materials

☐Soliciting Material under §240.14a-12

MAGNITE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Magnite, Inc.
1250 Broadway, 15th Floor
New York, New York 10001

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 5, 2025

The annual meeting of stockholders of Magnite, Inc. (the “Company”) will be held on Thursday, June 5, 2025, at 12:00 p.m. Eastern time, to consider and act upon the matters described below. This year’s annual meeting will be a virtual meeting held via live audio webcast on the Internet. You will be able to attend the annual meeting, view the list of our registered stockholders, vote and submit your questions during the meeting by visiting https://web.lumiconnect.com/293659257 and entering the control number included on the Notice of Internet Availability or the proxy card or voting instruction form (if you received a printed copy of the proxy materials) that you receive. Beneficial owners should review the proxy materials and their voting instruction form or Notice of Internet Availability for information about how to vote in advance of and how to participate in the meeting. You will not be able to attend the annual meeting in person.

1.Election of the three Class II directors named in the proxy statement to serve until the Company’s 2028 annual meeting of stockholders and until their respective successors are duly elected and qualified.

2.Ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the current fiscal year.

3.Approval, on an advisory basis, of the compensation of the Company’s named executive officers.

4.Transaction of such other business as may properly come before the meeting or any postponement or adjournment thereof.

Stockholders of record at the close of business on April 7, 2025 will be entitled to notice of and to vote at the meeting or any postponement or adjournment thereof.

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING ONLINE, IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES, PLEASE VOTE AS PROMPTLY AS POSSIBLE. YOU ARE URGED TO SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS ELECTRONICALLY OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS ON YOUR NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS OR, IF YOU RECEIVED A PRINTED COPY OF THE PROXY MATERIALS, ON YOUR PROXY CARD OR VOTING INSTRUCTION FORM. IF YOU REQUESTED A PRINTED COPY OF YOUR PROXY MATERIALS, YOU MAY ALSO VOTE BY MAIL BY SIGNING, DATING, AND RETURNING YOUR PROXY CARD OR VOTING INSTRUCTION FORM IN THE PRE-PAID ENVELOPE PROVIDED. VOTING IN ADVANCE VIA PROXY WILL NOT LIMIT YOUR RIGHT TO CHANGE YOUR VOTE OR TO ATTEND THE ANNUAL MEETING ONLINE.

By Order of the Board of Directors,

Aaron Saltz Chief Legal Officer

New York, New York
April 16, 2025

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements, including statements that are subject to substantial risks and uncertainties and are based upon or related to our expectations, assumptions, estimates, and projections. In some cases, you can identify forward-looking statements by terms such as “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “design,” “anticipate,” “estimate,” “predict,” “potential,” “plan” or the negative of these terms, and similar expressions. All statements other than statements of historical fact included in the proxy statement are forward-looking statements, and may include, but are not limited to, statements concerning acquisitions by the Company; key strategic objectives; our environmental, social and governance (ESG) strategy and initiatives; and other statements about Magnite’s board of directors, corporate governance practices, executive compensation program and equity compensation utilization. These statements are not guarantees of future performance; they reflect our current views with respect to future events and are based on assumptions and estimates and subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance, achievements or outcomes to be materially different than those expressed, projected or implied by these forward-looking statements. Any standards of measurement and performance made in reference to our environmental, social and other sustainability plans and goals are developing and based on assumptions, and no assurance can be given that any such plan, outcome, initiative, projection, goal, commitment, expectation, or prospect can or will be achieved.

Such risks, uncertainties and additional factors that could cause our actual results or outcomes to differ materially from those anticipated by our forward-looking statements include those described throughout our 2024 Annual Report on Form 10-K, particularly under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and in other subsequent documents we file with the Securities and Exchange Commission. Unless required by federal securities laws, we expressly disclaim any obligation to update or alter any of these forward-looking statements, or to update the reasons actual results or outcomes could differ materially from those anticipated, to reflect new circumstances, future events or new information that occur after the date the statements are made. Given these risks and uncertainties, investors should not place undue reliance on these forward-looking statements.

Readers should carefully review this proxy statement and the documents that we have filed or will file with the SEC that disclose risks and uncertainties that may affect our business.

Website References. Website references throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this proxy statement and does not constitute a part of this proxy statement.

Magnite, Inc.
1250 Broadway, 15th Floor
New York, New York 10001

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 5, 2025

This proxy statement is provided in connection with the solicitation of proxies by the board of directors (the “board of directors” or “board”) of Magnite, Inc. (the “company” or “Magnite”) for use at Magnite’s annual meeting of stockholders to be held on Thursday, June 5, 2025 at 12:00 p.m. Eastern time, and at any postponement or adjournment thereof (the “Annual Meeting”). The Annual Meeting will be a virtual meeting held via live audio webcast on the Internet. You will be able to attend the Annual Meeting, view the list of our registered stockholders, vote and submit your questions during the meeting by visiting https://web.lumiconnect.com/293659257 and entering the control number included in the Notice of Internet Availability or the proxy card or voting instruction form (if you received a printed copy of the proxy materials) that you receive. Beneficial owners should review the proxy materials and their voting instruction form or Notice of Internet Availability for information about how to vote in advance of and how to participate in the Annual Meeting. You will not be able to attend the annual meeting in person.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 5, 2025

The notice of annual meeting, proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2024 (the “2024 Annual Report”) are available on the Internet at www.proxyvote.com. These materials are also available on our corporate website at http://investor.magnite.com/.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

You are invited to attend the Annual Meeting held via live audio webcast, and we request that you vote on the proposals described in this proxy statement as soon as possible. You can vote your shares without attending the Annual Meeting by appointing a proxy to vote your shares as explained below. Please note that if your shares are held of record by a broker, bank or other nominee, you should contact your bank, broker or other nominee (preferably at least several days before the Annual Meeting) and obtain a “legal proxy” in order to be able to attend, participate in, or vote at the Annual Meeting. See “Matters Relating to Virtual Annual Meeting” below for further instructions.

Notice of Internet Availability of Proxy Materials

In accordance with rules and regulations adopted by the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials, we are furnishing proxy materials to our stockholders on the Internet and mailing printed copies of the proxy materials only to a limited number of our stockholders. If you are a stockholder of record and you have received a printed copy of these proxy materials by mail, you may simply complete, sign and return your proxy card by mail or follow the instructions on your proxy card to submit your proxy via the Internet or telephone. If you hold your shares in street name, which means your shares are held of record by a broker, bank, or other nominee, you will receive instructions from your broker, bank, or other nominee on how to vote your shares. Stockholders receiving a Notice of Internet Availability of Proxy Materials by mail will generally not receive a printed copy of the proxy materials unless they specifically request a printed copy in accordance with the instructions included in the Notice of Internet Availability of Proxy Materials. The Notice of Internet Availability of Proxy Materials provides instructions as to how to (i) access and review the information contained in the proxy materials, (ii) submit voting instructions via the Internet or telephone or by mail, and (iii) request a printed copy of the proxy materials. You may also participate in and vote at the Annual Meeting by visiting the following website: https://web.lumiconnect.com/293659257. See “Matters Relating to Virtual Annual Meeting” below for further instructions. Even if you plan to participate in the Annual Meeting online, we recommend that you submit your proxy or voting instructions in advance to authorize the voting of your shares at the Annual Meeting so that your vote will be counted if you later are unable to attend the Annual Meeting online.

We intend to begin distributing our proxy materials to stockholders via paper copy mailing and the Notice of Internet Availability of Proxy Materials on or about April 16, 2025.

Business to be Conducted at Annual Meeting; Recommendation of Board of Directors

Each properly submitted proxy will be voted in accordance with the stockholder’s instructions contained therein. If no choice is specified, properly executed proxies that have not been revoked will be voted in accordance with the recommendations of the board of directors as follows:

•FOR the election of three Class II directors to serve until the Company’s 2028 annual meeting of stockholders and until their respective successors are duly elected and qualified (see “Proposal 1 – Election of Directors”);

•FOR the ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the current fiscal year (see “Proposal 2 – Ratification of the Selection of Deloitte & Touche LLP as Independent Registered Public Accounting Firm”); and

•FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers (see “Proposal 3 —Advisory Vote to Approve the Compensation of our Named Executive Officers”).

As to any other business that may properly come before the Annual Meeting, the persons acting as proxies will vote, or otherwise act, in accordance with their judgment on such matter. Our board of directors does not presently know of any other business that may come before the Annual Meeting.

The Company will pay all costs of proxy solicitation. In addition to solicitations by mail, our directors, officers and employees, without additional remuneration, may solicit proxies by telephone, facsimile and personal interviews, and we reserve the right to retain outside agencies for the purpose of soliciting proxies. Brokers, custodians, and fiduciaries will be requested to forward proxy soliciting materials to the owners of stock held in their names and, as required by law, we will reimburse them for their out-of-pocket expenses in this regard.

Matters Relating to Virtual Annual Meeting

Our board of directors believes that hosting a virtual Annual Meeting is in our best interest and the best interest of our stockholders, and that it enables increased stockholder attendance and participation. Our board of directors believes that hosting a virtual annual meeting of stockholders provides expanded access, improved communication, and cost savings. Hosting a virtual meeting enables increased stockholder attendance and participation since stockholders can participate from any location around the world. We intend to provide stockholders with a similar level of transparency compared to the traditional in-person meeting format and we take steps to facilitate such an experience. Our stockholders are afforded the same opportunities to participate at the virtual Annual Meeting as they would at an in-person annual meeting of stockholders.

The live audio webcast of the Annual Meeting will begin promptly at 12:00 p.m. Eastern time. Online access to the audio webcast will open 15 minutes prior to the start of the Annual Meeting to allow time for you to login and test your internet-connected device’s audio system. We encourage you to access the meeting in advance of the designated time. We will have technicians ready to assist you with any technical difficulties you may have in accessing the virtual meeting or submitting questions. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting log in page.

If you want to participate in and vote at the Annual Meeting, you will need the control number included on your Notice of Internet Availability of Proxy Materials or your proxy card or voting instruction form (if you received a printed copy of the proxy materials) or included in the email to you if you received the proxy materials by email in order to be able to vote your shares or submit questions during the Annual Meeting.

In addition, if you hold your shares in “street name” through an intermediary, such as a bank, broker or other nominee, in order to participate in and vote at the Annual Meeting you must first obtain, in advance, from your bank, broker or other nominee, a legal proxy reflecting the number of shares of the Company’s common stock that you held as of the record date, your name and email address, unless you previously obtained a legal proxy from your bank, broker or other nominee. You must then submit a request for registration to Equiniti by email to proxy@equiniti.com. Requests for registration must be labeled as “Legal Proxy” and be received by Equiniti no later than 5:00 p.m. Eastern Time on May 24, 2025. Obtaining a legal proxy may take several days, or longer, and stockholders are advised to register as far in advance as possible. Proxy holders registered with Equiniti will receive a control number and may access the Annual Meeting as described in the paragraph above for stockholders of record.

Our virtual Annual Meeting allows stockholders to submit questions and comments before and during the Annual Meeting. Stockholders who have accessed the Annual Meeting with a control number may submit questions during the Annual Meeting that are pertinent to the Company and the items being brought before a vote at the Annual Meeting, as time permits and in accordance with our rules of procedure for the Annual Meeting. If you wish to submit a question, you may do so when you are logged into the virtual meeting platform with your control number by typing your question in the designated spot on the dashboard and clicking “Submit.” After the Annual Meeting, we intend to spend up to 15 minutes answering stockholder questions that comply with the rules of conduct for the Annual Meeting, which will be posted on the virtual meeting web portal. To the extent time doesn’t allow us to answer all of the appropriately submitted questions, we intend to answer them in writing on our investor relations website at http://investor.magnite.com/ after the meeting. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition.

Voting and Quorum Requirements

On April 7, 2025, the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were outstanding and entitled to vote an aggregate of 141,376,139 shares of our common stock, constituting all of our voting stock. Holders of our common stock are entitled to one vote per share. The holders of a majority of the shares of our common stock outstanding on the record date and entitled to vote at the Annual Meeting, present via live audio webcast or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting and any adjournments and postponements thereof. Shares of our common stock present via live audio webcast or represented by proxy (including broker non-votes and shares that abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present at the Annual Meeting.

You may vote FOR, AGAINST or ABSTAIN with respect to the election of each director nominee (Proposal 1), the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year (Proposal 2), and the approval of the compensation of the Company’s named executive officers (Proposal 3).

This is an uncontested election and our bylaws provide that a director nominee will be elected in an uncontested election only if the number of votes cast FOR the nominee’s election exceeds the number of votes cast AGAINST the nominee’s election, assuming a quorum is present. For the election of directors, shares of our common stock voted ABSTAIN and broker non-votes, if any, are not counted as votes cast and, therefore, will have no effect on the outcome of a director nominee’s election.

The affirmative vote of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote on the subject matter, assuming a quorum is present, is required to (i) ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year (Proposal 2), and (ii) approve, on an advisory basis, the compensation of the Company’s named executive officers (Proposal 3).

For each of Proposals 2 and 3, shares of our common stock voted ABSTAIN are considered shares present and entitled to vote on such matter and, therefore, will have the same effect as votes AGAINST the matter. Broker non-votes, if any, will have no effect on the outcome of the matter.

Votes will be tabulated by a representative of Equiniti Trust Company, LLC, who will serve as the Inspector of Elections. Our intention is to announce the preliminary voting results at the Annual Meeting and to publish the final results within four business days after the Annual Meeting on a Form 8-K to be filed with the SEC and which we will make available on our website at http://investor.magnite.com/.

Broker Discretionary Voting

If you hold your shares in street name through a bank, broker, or other nominee, you should follow the instructions that you receive from your bank, broker, or other nominee regarding steps to take to instruct your bank, broker, or other nominee how to vote your shares. If you do not provide voting instructions to your bank, broker, or other nominee, under certain securities exchange rules, the organization that holds your shares may not be permitted to vote on certain matters, and may determine not to vote your shares at all. In order to ensure that your shares are voted on all matters presented at the annual meeting, we encourage you to provide voting instructions in advance of the meeting, regardless of whether you intend to attend the Annual Meeting.

If you do not provide voting instructions and the organization that holds your shares elects to vote your shares on some but not all matters, it will result in a “broker non-vote” for the matters on which the organization does not vote. Abstentions occur when you provide voting instructions but instruct the organization that holds your shares to abstain from voting on a particular matter.

Deadline for Voting Before the Annual Meeting

If you are a stockholder of record, your proxy must be received by telephone or the Internet by 11:59 p.m. Eastern Time on June 4, 2025 in order for your shares to be voted at the Annual Meeting. If you are a stockholder of record and you received a printed set of proxy materials, you also have the option of completing, signing, dating and returning the proxy card enclosed with the proxy materials before the Annual Meeting in order for your shares to be voted at the meeting. If you are a beneficial owner of shares of our common stock, please comply with the deadlines included in the voting instructions provided by the bank, broker or other nominee that holds your shares.

Changing or Revoking Your Vote

If you are a stockholder of record you may revoke a previously submitted proxy by (i) delivering a subsequently dated written revocation to our Secretary, (ii) providing subsequent Internet or telephone voting instructions, or (iii) delivering a subsequently dated proxy to our Secretary at our address noted above, in each case, by 11:59 p.m. Eastern Time on June 4, 2025. You may also revoke your proxy by voting during the Annual Meeting. If your shares are held through a bank, broker or other nominee (i.e., in street name), you must contact your bank, broker or other nominee to find out how to change or revoke your voting instructions. Attendance at the Annual Meeting will not cause your previously executed proxy to be revoked unless you vote during the Annual Meeting or specifically request such revocation. Each stockholder may appoint only one proxy holder or representative to attend the meeting on his or her behalf.

Householding of Proxy Materials

Some banks, brokers, and other nominee record holders may participate in the practice of “householding” proxy materials. This means that only one copy of our proxy materials or the Notice of Internet Availability of Proxy Materials, as applicable, is being delivered to multiple stockholders sharing an address unless such stockholders have notified us of their desire to receive multiple copies of our proxy materials. We will promptly deliver a separate Notice of Internet Availability of Proxy Materials and, if applicable, a separate proxy statement and Annual Report, to you if you contact us by mail at Magnite, Inc., 1250 Broadway, 15th Floor, New York, New York 10001, Attention: Corporate Secretary or by telephone at (212) 243-2769. If you want to receive separate copies of our proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or phone number.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our board of directors is classified into three classes (designated Class I, Class II and Class III), with members of each class holding office for staggered three-year terms. There are currently three Class I directors, whose terms expire at the at the 2027 annual meeting of stockholders, three Class II directors, whose terms expire at the Annual Meeting, and three Class III directors, whose terms expire at the 2026 annual meeting of stockholders; and, in all cases subject to the election and qualification of their respective successors and to their earlier death, resignation or removal. Proxies cannot be voted for a greater number of persons than the nominees named.

Our process for nominating director candidates is described below under the caption “Director Candidate Nominating Procedures.” Our board of directors, upon the recommendation of the board’s nominating and governance committee, nominated each of Michael G. Barrett, Rachel Lam, and Robert F. Spillane to stand for re-election as Class II directors at the Annual Meeting. Each nominee was most recently elected by stockholders at the 2022 annual meeting of stockholders, and has indicated his or her willingness to serve if elected at this Annual Meeting. If he or she is unable or unwilling for good cause to serve, proxies may be voted for a substitute nominee designated by our board of directors or our board of directors may determine to reduce the size of the board. Each nominee, if elected, will hold office until the 2028 annual meeting of stockholders, subject to the election and qualification of his or her respective successor and to his or her earlier death, resignation or removal.

The table below lists our nine directors and their committee assignments. A summary of the background for each nominee and continuing director is set forth after the table. These background summaries include the specific experience, qualifications, attributes, and/or skills that, together with the general characteristics and qualifications described below under the caption “Director Candidate Nominating Procedures,” contributed to our board’s conclusion that the person should serve as a director of the Company.

			Committee Assignments
Name	Age(1)	Position	Audit	Compensation	Nominating and Governance	Member Since
Paul Caine	60	Chairman of the Board				April 2020
Michael G. Barrett	62	CEO and Director				March 2017
Sarah P. Harden	53	Director		X		July 2019
Doug Knopper	64	Director		Chair	X	April 2020
Rachel Lam	57	Director	X		X	April 2020
David Pearson	59	Director	Chair	X		March 2022
James Rossman	59	Director	X	X		April 2020
Robert F. Spillane	74	Director	X		Chair	April 2014
Diane Yu	51	Director			X	March 2022

(1)As of April 7, 2025

Director Nominees – Class II

Michael G. Barrett has been a member of our board of directors and has served as our Chief Executive Officer since March 2017. Mr. Barrett also served as our President from March 2017 until January 2025, except for the period from April 2020 to June 2020. Mr. Barrett previously served as the President of Ichabod Farm Ventures LLC, an investment company that he founded. From January 2014 to December 2015, he served as President and Chief Executive Officer of Millennial Media, Inc. From July 2012 to December 2012, Mr. Barrett served as Global Chief Revenue Officer and Executive Vice President at Yahoo! Inc. Prior to Yahoo!, from January 2012 to July 2012, Mr. Barrett served as Director at Google Inc. (now Alphabet Inc.), where he led the integration efforts following Google’s acquisition of AdMeld Inc., a global supply side platform solution for premium publishers. Mr. Barrett previously served as Chief Executive Officer at AdMeld from November 2008 to December 2011. Mr. Barrett also held senior positions at AOL, Fox Interactive Media and Disney Online. Mr. Barrett served on the board of directors of Media Math, a demand-side platform, from January 2013 to April 2020. Mr. Barrett brings to the board extensive experience in digital advertising and advertising technology, as well as significant executive management expertise.

Rachel Lam has been a member of our board of directors since April 2020. She previously served as a member of Telaria’s board since May 2013. Ms. Lam is the Co-Founder and Managing Partner of Imagination Capital, an early-stage venture capital firm founded in 2017. From 2003 to 2017, Ms. Lam served as Group Managing Director of the Time Warner Investments Group, the strategic investing arm of Time Warner Inc. She managed Time Warner’s investments in numerous digital media companies, and served on the board of directors of privately held Maker Studios and Bluefin Labs prior to their sales to the Walt Disney Company and Twitter, respectively. Ms. Lam has previously served on 20 boards of directors over the years and currently serves on the board of Porch Group, Inc., a Nasdaq listed company that is a leading software and insurance platform, since August 2021, where she is also the chair of the nominating and governance committee. From December 2021 until March 2024, Ms. Lam served on the board of Innovid, Inc., a formerly NYSE listed company, prior to its strategic sale. In March 2025, Ms. Lam joined the board of Action Against Hunger USA, a leading non-profit organization fighting global hunger. Ms. Lam received a B.S. in industrial engineering and operations research from U.C. Berkeley and an M.B.A. from Harvard Business School. Ms. Lam brings to the board extensive experience serving on public and private boards, along with her financial, M&A and strategy experience.

Robert F. Spillane joined our board of directors in connection with our initial public offering in April 2014. From 1998 to 2017, Mr. Spillane was a Managing Principal at DigaComm, L.L.C., a private investment firm that leads early-stage venture capital transactions, primarily involving companies in technology and digital media. Mr. Spillane was formerly a Principal and President and CEO of the investment group, DM

Holdings, Inc., which was formed in 1991 to acquire Donnelley Marketing, Inc. from The Dun and Bradstreet Corporation. Donnelley Marketing was a leading direct marketing and information services company. Mr. Spillane served as President and CEO, and on the board of directors of Donnelley Marketing, Inc. Prior to joining DM Holdings, Mr. Spillane was the Executive Vice President of Diamandis Communications, Inc., then a leading consumer magazine publisher, formed in 1987 in a leveraged buyout of CBS Magazines from CBS Inc., and also served as a member of the Diamandis board of directors from 1987 to 1990. Prior to Diamandis, Mr. Spillane held various executive positions with CBS, Inc., including Senior Vice President Group Publisher, Vice President of Circulation, Vice President General Manager of the CBS Special Interest Magazine Group, and Vice President Sales and Marketing of Fawcett Books. His ten-year career at CBS culminated in service from 1985 to 1987 as Senior Vice President, Publishing of CBS Magazines. In that capacity, he was directly responsible for 10 magazines. From 1972 to 1977, Mr. Spillane held various positions with Chesebrough Ponds, Inc. Mr. Spillane also served on the board of directors of TVSM, Inc., a private media company, from 1992-1998. Mr. Spillane brings to the board expertise in the publishing and advertising businesses, as well as significant experience with operations and mergers and acquisitions.

Incumbent Directors – Class I

Sarah P. Harden has been a member of our board of directors since July 2019. Ms. Harden brings more than two decades of experience in digital media, entertainment and direct-to-consumer video to the Company’s Board. Since January 2018, Ms. Harden has served as the Chief Executive Officer of Reese Witherspoon’s media company Hello Sunshine, which was acquired by Blackstone in August 2021. She has also served as the Chief Executive Officer of Candle Studios, a media company, since July 2024. Prior to Hello Sunshine, Ms. Harden held executive-level positions at Otter Media/The Chernin Group from 2013 to 2018, including President and Executive Vice President. Ms. Harden previously served as board member of privately held ESPN-Star Sports, Star China Media and The Moby Group and as a board director overseeing successful acquisitions and exits of private portfolio companies including Crunchyroll, Fullscreen, Roosterteeth, McBeard, and Stagebloc. Ms. Harden received her MBA from Harvard Business School and graduated with honors with a B.A. in international relations from The University of Melbourne. Ms. Harden brings to the board extensive experience leading and growing digital video, media and entertainment companies.

James Rossman has been a member of our board of directors since April 2020. He previously served as a member of Telaria’s board from January 2011 until April 2020, and served as Chairman of Telaria’s board from August 2012 to May 2013. Mr. Rossman currently serves as a Partner at Sportsology Capital Partners, a private equity firm providing strategic capital and advisory services to professional sports franchises and global sports leagues. He has served on the board of directors of Adswerve, Inc., a data and media digital consultancy, since March 2024. From April 2018 to June 2023, he served as an Operating Partner at Silver Lake, a global private equity firm focused on investments in technology, technology-enabled and related industries. From November 2012 to April 2018, he served as Special Advisor to General Atlantic, a global growth equity firm. From April 2009 to June 2012, he served in various roles at AKQA Inc., a digital services company, including President and Chief Operating Officer. From April 2001 to March 2009, Mr. Rossman served in several roles at Digitas, Inc., an integrated advertising agency, and a member of the Publicis Groupe, S.A. (as of 2007), including as Chief Operating Officer. Mr. Rossman received a B.A. in economics from Trinity College and an M.M.M. from the Kellogg School of Management at Northwestern University. Mr. Rossman brings significant experience in operating and managing media agencies and advertising technology companies.

Diane Yu has been a member of our board of directors since March 2022. She is currently the co-founder and CEO of TidalWave Tech Inc., an agentic AI mortgage platform. She served as the Chief Technology Officer of Better Holdco, Inc., which operates Better.com, an online platform for mortgage origination and related services, from January 2021 to April 2022. Ms. Yu is the Co-Founder of FreeWheel Media, Inc., which provides a technology platform for the management and monetization of digital television advertising, and served as its Chief Technology Officer from 2007 to 2014, when FreeWheel was acquired by Comcast. Following the sale, Ms. Yu served as Chief Technology Officer of Comcast’s Advanced Advertising Division. Prior to co-founding FreeWheel, Ms. Yu spent over nine years at DoubleClick, where she served as the Vice President of engineering from 2005 until 2007. She received her Bachelor’s degree from Peking University in 1995 and a Master’s degree in Mathematics from Ohio University in 1998. Ms. Yu brings to the board extensive experience building, leading and scaling engineering teams for large digital advertising technology companies.

Incumbent Directors – Class III

Paul Caine has been a member and Chairman of our board of directors since April 2020. He previously served as the non-executive Chairman of Telaria from January 1, 2020 until April 2020 and as a member of Telaria’s board of directors from June 2014 until April 2020. He served as Telaria’s executive Chairman from July 2017 to December 31, 2019 and Telaria’s Interim Chief Executive Officer from February 2017 to July 2017 and as the non-executive Chairman of the Board from July 2016 to February 2017. Mr. Caine has served as President, On Location at TKO Group Holdings, Inc. (formerly part of Endeavor Group Holdings, Inc.), a sports and entertainment company, since January 2020. Mr. Caine served as President, IMG Events, an event management services company, from August 2022 to March 2025, the Chairman and Executive Director of the Board of Engine Group, a global marketing company, from January 2018 to February 2023, and as CEO and Founder of PC Ventures, LLC, an investment and advisory firm, since August 2017. Mr. Caine served as the Chief Global Revenue Officer for Bloomberg Media from June 2014 to July 2016. From April 2013 to January 2014, he served as Chief Executive Officer and a member of the board of directors of WestwoodOne, Inc., the largest independent national audio media company in the U.S. From 1989 to 2013, Mr. Caine served in various capacities at Time Inc., including Executive Vice President, Chief Revenue Officer and Group President Time Inc. from January 2011 until April 2013, Executive Vice President, President and Group Publisher, Style and Entertainment Group from January 2010 to January 2011, and President, Style and Entertainment Group from January 2008 to January 2010. Mr. Caine and his wife are Co-Founders of the Griffin Cares Foundation. Mr. Caine received a B.A. in Telecommunications with a minor in Business from Indiana University. Mr. Caine brings to the board expertise in branding and multi-media advertising sales and marketing, as well extensive experience serving on the boards of directors of public and private companies.

Doug Knopper has been a member of our board of directors since April 2020. He previously served as a member of Telaria’s board of directors from October 2018 until April 2020. Mr. Knopper is the Co-Founder of FreeWheel Media, Inc. and served as its Co-Chief Executive Officer from February 2007 to September 2017. FreeWheel, which was acquired by Comcast in 2014, provides a technology platform for the management and monetization of digital television advertising. Prior to founding FreeWheel, Mr. Knopper served as the Chief Executive Officer of BitPass Inc. from 2005 to 2007 and as Senior Vice President/General Manager of DoubleClick Inc. from 2000 to 2005. Mr. Knopper received a B.A. from the University of Michigan and an M.B.A. from Georgetown University. Mr. Knopper brings to the board deep expertise and business relationships in digital video advertising and CTV, as well as experience founding, building and leading advertising technology companies.

David Pearson has been a member of our board of directors since March 2022. He has served on the board of directors of Potbelly Corporation, a Nasdaq listed restaurant company, since April 2022, where he is the chair of the audit committee. Mr. Pearson previously served on the board of directors of Lee Enterprises Inc., a public media company listed on Nasdaq, from February 2020 until July 2024, where he was also a member of the audit committee. Mr. Pearson was Chief Financial Officer of Vonage Holdings Corp., a formerly public cloud technology company, from May 2013 until August 2020. Before Mr. Pearson joined Vonage, he spent over nine years with Deutsche Bank Securities as a Managing Director and Global Media & Telecom Group Head. Prior to joining Deutsche Bank, Mr. Pearson served in various roles at Goldman, Sachs & Co. in the Technology, Media & Telecommunications practice for over nine years, including as Managing Director from 2002 to 2003. Mr. Pearson started his career at Coopers & Lybrand and holds a M.B.A. from Harvard Business School and an A.B. in Political Science and Organizational Behavior from Brown University. Mr. Pearson brings to the board an expertise in capital markets, mergers and acquisitions and public company accounting, controls and financial reporting, as well as significant operational experience as a public company executive.

Vote Required for the Election of Directors

Our bylaws provide that, in an uncontested election, each director nominee must receive the affirmative vote of the majority of votes cast in order to be elected to our board of directors. The affirmative vote of the “majority of votes cast” means the number of shares voted FOR a director nominee exceeds the number of shares voted AGAINST that director nominee. Each of our director nominees currently serves on the board. If a nominee who currently serves as a director is not re-elected, Delaware law provides that the director would continue to serve on the board as a “holdover director.” Our Corporate Governance Guidelines provide that each incumbent director nominee who is not re-elected is expected to submit to the board his or her resignation from our board of directors and all committees thereof. The nominating and governance committee, composed entirely of independent directors, will evaluate and make a recommendation to the board with respect to any submitted resignation and the board must decide whether to accept or reject the resignation, or to take other action, within 90 days following certification of the stockholder vote. No director may participate in the nominating and governance committee or the board’s consideration of his or her own resignation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF MICHAEL G. BARRETT, RACHEL LAM, AND ROBERT F. SPILLANE AS CLASS II DIRECTORS.

PROPOSAL 2 — RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP
AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has selected Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the year ending December 31, 2025, and has further directed that management submit the selection of Deloitte as our independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Deloitte has served as our independent registered public accounting firm since 2018. Although stockholder approval of the selection of Deloitte is not required by law, our board of directors believes it is advisable as a matter of good corporate governance to give stockholders an opportunity to ratify this selection. If this proposal is not ratified at the Annual Meeting, the audit committee may (but will not be required to) reconsider its selection of Deloitte. Even if the selection is ratified, the audit committee may in its discretion select a different independent registered public accounting firm at any time during the year if it determines that such a change would be appropriate.

Representatives of Deloitte are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

Independent Registered Public Accounting Firm Fees

The aggregate fees billed for audit and other services provided in the last two fiscal years by Deloitte are as follows:

Fee Category	2024	2023
Audit Fees(1)	$3,250,245	$3,280,000
Audit-Related Fees	—	—
Tax Fees(2)	129,043	—
All Other Fees(3)	53,790	3,790
Total	$3,433,078	$3,283,790

(1)Audit Fees include professional services rendered for the audit of our annual financial statements and review of financial statements included in our quarterly reports on Form 10-Q, as well as services normally provided by the accountant in connection with statutory and regulatory filings or engagements. Audit Fees also include SOC-1 audit services.

(2)Tax Fees include fees related to tax consulting services.

(3)All Other Fees include fees related to SOC-2 readiness advisory services in 2024 and include license fees for accounting research software in 2024 and 2023.

Pre-Approval Policy and Procedures

The audit committee has adopted policies and procedures relating to the pre-approval of all audit and non-audit services that are to be provided by our independent registered public accounting firm. The audit committee will not approve non-audit services that the independent registered public accounting firm is not permitted to perform under the rules of the SEC and Public Company Accounting Oversight Board.

On an annual basis, the independent registered public accounting firm will propose to the audit committee an audit plan and engagement letter describing the services the auditor expects to provide and related fees. The final engagement letter and fees agreed by the Company acting pursuant to the direction of the audit committee, and all of the services covered by the final engagement letter, will be considered pre-approved by the audit committee.

The audit committee or the Chair of the audit committee acting by delegated authority will approve, if necessary, any changes in terms, conditions and fees under the engagement letter resulting from changes in the audit scope, Company structure or other matters.

The audit committee has delegated to the Chair of the audit committee the authority to approve on a case-by-case basis any audit or non-audit services, in amounts up to $200,000 (1) per engagement, (2) per additional category of services, or (3) in excess of pre-approved amounts for the specified service. The Chair then reports any services so approved to the audit committee at its next regularly scheduled meeting.

All services rendered by Deloitte in fiscal 2024 and fiscal 2023 were pre-approved by the audit committee in accordance with the audit committee’s pre-approval policies and procedures described above.

Vote Required for the Ratification of the Selection of our Independent Registered Public Accounting Firm

Ratification of the selection of our independent registered public accounting firm requires the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE SELECTION OF DELOITTE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL 3 — ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and Section 14A of the Exchange Act of 1934, as amended (the “Exchange Act”), the Company’s stockholders are entitled to vote to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement in accordance with SEC rules.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the philosophy, policies and practices described in this proxy statement. The compensation of the Company’s named executive officers subject to the vote is disclosed in the “Executive Compensation” section of the proxy statement, including in the “Compensation Discussion and Analysis” section, executive compensation tables and the related narrative disclosure contained in this proxy statement.  As discussed in those disclosures, the Company believes that its compensation policies and decisions are focused on motivating executive officers through performance-based variable compensation while promoting strong alignment with the creation of long-term value for stockholders.  Compensation of the Company’s named executive officers is designed to enable the Company to attract and retain talented and experienced executives to successfully lead the Company in a competitive environment.

Accordingly, the board of directors is asking the stockholders to indicate their support for the compensation of the Company’s named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including in the Compensation Discussion and Analysis, the compensation tables and narrative disclosure, is hereby APPROVED on an advisory, non-binding basis.”

Because the vote is advisory, it is not binding on the board of directors or the Company. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the board of directors and, accordingly, the board of directors and the compensation committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements. The board of directors has adopted a policy of providing for annual advisory votes to approve executive compensation. Unless the board of directors modifies its policy on the frequency of holding such advisory votes, the next such advisory vote will occur at the 2026 annual meeting of stockholders.

Vote Required for Approval, on an Advisory Basis, of the Compensation of our Named Executive Officers

Approval, on an advisory basis, of the compensation of our named executive officers requires the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our board of directors has developed corporate governance practices to help it fulfill its responsibility to stockholders to oversee the work of management in the conduct of our business and to seek to serve the long-term interests of stockholders. The Company’s corporate governance practices are memorialized in our Corporate Governance Guidelines which direct our board’s actions with respect to, among other things, the composition and director qualifications of our board of directors, the composition of the standing committees of our board of directors, director orientation and continuing education, stockholder communications with our board of directors, succession planning and the annual performance evaluation of our board of directors. A current copy of our Corporate Governance Guidelines is available on our website at http://investor.magnite.com.

Director Independence

Our common stock is listed on the Nasdaq Global Select Market of The Nasdaq Stock Market LLC (“Nasdaq”), which requires that a majority of a listed company’s board of directors be independent. In addition, the rules of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating/corporate governance committees be independent. Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of the board of directors, that director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our board of directors has undertaken a review of the independence of each director and considered whether each director has any material relationships with us. As a result of this review, our board of directors has determined that Mr. Caine, Ms. Harden, Mr. Knopper, Ms. Lam, Mr. Pearson, Mr. Rossman, Mr. Spillane, and Ms. Yu are independent directors as defined under the listing requirements and rules of Nasdaq for purposes of serving on the board of directors. Mr. Barrett is not considered independent because he currently serves as our Chief Executive Officer. Former director Robert J. Frankenberg was considered to be independent during the period he served on our Board.

In addition to qualifying as “independent” under the listing requirements and rules of Nasdaq, members of the board’s audit committee and compensation committee must also satisfy additional, heightened independence standards under applicable SEC rules and regulations and Nasdaq listing requirements. Our board of directors has determined that each member of our audit committee and compensation committee satisfies these heightened independence standards.

Board Leadership Structure

Our Corporate Governance Guidelines provide that our board of directors will determine in its discretion from time to time whether the roles of Chairman and Chief Executive Officer should be combined or separated. Our board believes that strong, independent board leadership is a critical aspect of effective corporate governance, and to promote open discussion among our non-management directors, our Corporate Governance Guidelines provide that, when the Chairman is a non-independent director, the independent directors will designate an independent director to act as Lead Independent Director.

Mr. Caine serves as the independent Chairman of the board . The responsibilities of the Chairman include: (1) leading and presiding at board meetings; (2) assisting in establishing the agenda for each board meeting; (3) conferring regularly with CEO; (4) consulting with the CEO regarding board meeting schedules and agendas; (5) presiding at executive sessions of the Board; (6) consulting with committees of the board on matters within the scope of their responsibilities; (7) facilitating communications between directors and between directors and senior management; (8) providing feedback between the CEO and directors regarding strategic issues, board management, and potential conflicts; (9) working with appropriate committees of the board to confirm that adequate CEO and senior management succession plans are in place; and (10) being available for consultation and communication with major stockholders upon request.

Board Size and Composition

Our board of directors consists of nine members.

Board and Committee Meetings

In 2024, our board of directors met 11 times, the audit committee met 4 times, the compensation committee met 5 times, and the nominating and governance committee met 8 times. During 2024, each director attended at least 75% of the aggregate number of board meetings and meetings held by all committees on which the director then served during the time in which he or she served on our board of directors.

Directors are expected to attend the annual stockholders’ meeting absent unusual circumstances. All of our then-serving directors attended the 2024 annual meeting.

Board Committees

Our board of directors has established three standing committees – audit, compensation, and nominating and governance – each of which operates under a written charter that has been approved by our board. Committee membership is indicated in the table above. A current copy of each committee’s charter is posted on the “Corporate Governance” section of our Investor Relations website at http://investor.magnite.com. Each committee reviews and evaluates, at least annually, the performance of the committee and its members and the adequacy of its charter.

Audit Committee

The audit committee is responsible for, among other things, providing assistance to the board of directors in fulfilling its oversight responsibilities regarding the integrity of our financial statements, our compliance with applicable legal and regulatory requirements, the integrity of our financial reporting processes, including our systems of internal accounting and financial controls, the performance of our internal audit function and our independent registered public accounting firm, our financial policy matters and company practices with respect to risk assessment and risk management. The audit committee approves the services performed by our independent registered public accounting firm and reviews their reports regarding our accounting practices and systems of internal control over financial reporting, as applicable. The audit committee also oversees the audit efforts and confirms the independence of our independent registered public accounting firm. Our board of directors has determined that each member of our audit committee satisfies the financial literacy requirements of the SEC and Nasdaq, and that each of Mr. Pearson, Ms. Lam, Mr. Rossman and Mr. Spillane qualifies as an “audit committee financial expert,” as defined in the SEC rules.

Compensation Committee

The compensation committee is responsible for, among other things, overseeing our overall compensation structure, policies and programs, and assessing whether our compensation structure establishes appropriate incentives for officers and employees. The compensation committee reviews and approves corporate goals and objectives relevant to the compensation of our CEO and other executive officers, evaluates the performance of these officers in light of those goals and objectives, sets the compensation of these officers based on such evaluations and reviews, and, based on the recommendation of the CEO (except with respect to his own compensation), recommends to the board any employment-related agreements and any proposed severance arrangements or change in control or similar agreements with these officers. The compensation committee also administers the issuance of equity awards under our stock plans and is permitted to delegate such responsibility to our CEO with respect to employees other than executive officers. In addition, the compensation committee is responsible for the preparation of a report on executive compensation to be included in our Annual Report and annual proxy statement. Our board of directors has determined that each member of our compensation committee qualifies as a “non-employee director,” within the meaning of Rule 16b-3 of the Exchange Act.

The compensation committee has the authority, in its sole discretion, to retain or obtain the advice of such consultants, outside counsel and other advisers as it determines appropriate to assist it in the full performance of its functions, at the Company’s expense. Since December 2014, the compensation committee has engaged Semler Brossy Consulting Group, LLC (“Semler Brossy”) annually to act as its independent compensation consultant.

Nominating and Governance Committee

The nominating and governance committee is responsible for, among other things, developing and recommending to the board of directors criteria for identifying and evaluating candidates for directorships and making recommendations to the board of directors regarding candidates for election or re-election to the board of directors at each annual stockholders’ meeting. In addition, the nominating and governance committee is responsible for overseeing our Corporate Governance Guidelines and reporting and making recommendations to the board of directors concerning corporate governance matters and sustainability matters relevant to our business, including with respect to company policies, activities, and opportunities. The nominating and governance committee also is responsible for making recommendations to the board of directors concerning the structure, composition and function of the board of directors and its committees. Our board of directors has determined that each member of our nominating and governance committee satisfies the requirements for independence under the rules and regulations of Nasdaq.

Director Candidate Nominating Procedures

The process followed by the nominating and governance committee to identify and evaluate director candidates includes requests for recommendations (which may include through retained third-party search firms, as well as less formal methods such as personal contacts), committee meetings from time to time to evaluate biographical information and material relating to potential candidates, and interviews of candidates by board members. In identifying and evaluating director candidates and determining whether to nominate any particular candidate, the nominating and governance committee considers the director candidates’ specific experience, qualifications, attributes and skills, together with the following general characteristics and qualifications, which are set forth in our Corporate Governance Guidelines:

•highest personal and professional ethics, integrity, and values;

•independent, creative, and disciplined thought processes;

•practical wisdom and mature judgment;

•broad training and experience at the policy-making or strategic level;

•a record of achievement and expertise that is useful to the Company and complementary to the background and experience of other board members, so that a useful balance of members on the board can be achieved and maintained;

•willingness to devote the required amount of time to carrying out the duties and responsibilities of board membership;

•commitment to serve on the board over a period of several years to develop knowledge about the Company;

•unless management directors, independence under relevant standards; and

•diversity of occupational and personal backgrounds among the members of the board.

The nominating and governance committee does not assign specific weights to particular criteria, but does believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will facilitate our board’s fulfillment of its responsibilities. The nominating and governance committee believes that varied board member backgrounds and practical experience can contribute to the quality of the board’s operations and decision-making.

Stockholders may recommend individuals to the nominating and governance committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials. Such information should be sent to the Nominating and Governance Committee, c/o Corporate Secretary, Magnite, Inc., 1250 Broadway, 15th Floor, New York, New York 10001. Assuming that appropriate biographical and background material has been provided on a timely basis, the nominating and governance committee will evaluate stockholder-recommended candidates by following the same process, and applying the same criteria, as it follows for other candidates.

Board Evaluation Process

Our board of directors and each of our standing committees conducts an annual self-evaluation to assess its performance. Each director participates in these evaluations and our Chief Legal Officer and the Chair of the nominating and governance committee then review and discuss the results with the full board. In addition, as part of the process of considering directors for re-election to the board, individual directors are annually informally evaluated by the nominating and governance committee on the basis of their attendance at meetings and their preparedness, participation, candor and overall contribution to the board, as well as other criteria that the nominating and governance committee deems appropriate.

Communicating with the Independent Directors

Stockholders and other interested parties who wish to communicate on any topic with our board, or with a specific director or directors, including the Chairman or the independent directors as a group, may address such communications to our board of directors c/o Corporate Secretary, Magnite, Inc., 1250 Broadway, 15th Floor, New York, New York 10001.

Our board of directors will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. The Chairman of the board, with the assistance of our Chief Legal Officer and Chief Financial Officer, is primarily responsible for reviewing communications from stockholders and for providing copies or summaries to the other directors as considered appropriate. In accordance with the procedures outlined in Magnite’s Corporate Governance Guidelines, communications (or summaries thereof) that relate to corporate governance, long-term corporate strategy, and other important substantive matters should be forwarded to the other directors, unless there is a compelling reason not to forward such communications. In general, the Chairman of the board may decline to forward communications that relate to ordinary business affairs or personal grievances, or are repetitive or duplicative, unless there is a compelling reason to forward such communications.

Board’s Role in Risk Oversight

Our board of directors oversees risk management consistent with its duty to direct the management of the business and affairs of the Company. The audit committee, pursuant to its charter, is responsible for reviewing company practices with respect to risk assessment and risk management. The audit committee works directly with members of senior management and the Company’s internal audit staff to fulfill this responsibility and reports as appropriate to our board. Our board’s other committees also participate in risk oversight by considering risk aspects of matters within the scope of their responsibilities.

Oversight of risk is also carried out by our board as a whole in various ways.

•The board reviews the structure and operation of various departments and functions of the Company. In those reviews, the board discusses with management risks affecting those departments and functions and management’s approaches to mitigating those risks.

•The board reviews and approves each year’s operating plan and budget, and these reviews cover risks that could affect the plan and measures to cope with those risks.

•In its review and approval of our Annual Reports on Form 10-K, the board reviews with management the Company’s business and related risks, including as described in the “Business,” “Risk Factors” and “Management’s Discussion and Analysis” sections of the document. The audit committee conducts a similar process quarterly in connection with the preparation of Quarterly Reports on Form 10-Q.

•Through its review of particular transactions and initiatives that require board approval, or that otherwise merit board involvement, and the board generally includes related risk analysis and mitigation plans among the matters addressed with management.

•The board or audit committee meet quarterly with our internal or external cybersecurity resources to review the efficacy of our cybersecurity risk initiatives and related policies and procedures, including reporting from and discussion with senior management regarding cybersecurity risks and mitigation efforts.

The day-to-day identification and management of risk is the responsibility of the Company’s management. As the market environment, industry practices, regulatory requirements, and the Company’s business evolve, it is expected that management and our board will respond with appropriate adaptations to risk management and oversight.

Our board believes that the process it has established to administer the board’s risk oversight function would be effective under a variety of leadership frameworks and, therefore, does not have a material effect on our choice of the board’s leadership structure described above under “Board Leadership Structure.”

Risk Assessment in Compensation Programs

The compensation committee annually assesses our executive and broad-based compensation and benefits programs on an overall basis to determine whether the programs’ provisions and operations create undesired or unintentional material risk. This risk assessment process takes into account numerous compensation terms and practices that we maintain that aid in controlling risk, including the mix of cash, equity, and near- and long-term incentive programs, the use of multi-year vesting periods for equity awards, and a variety of performance criteria for incentive compensation, the clawback provisions that apply to our annual incentive cash plan and equity plan, and the cap on the maximum performance-based cash incentive awards that can be earned in a given year regardless of Company performance. This risk assessment process also includes a review of program policies and practices, program analysis to identify risk and risk controls, and determinations as to the sufficiency of risk identification and risk control, the balance of potential risk to potential reward, and the significance of the programs and their risks to Company strategy. Although the compensation committee reviews all significant compensation programs, it focuses on those programs with variable payout, in particular assessing the ability of participants to directly affect payouts, and the controls on such situations.

Based on the foregoing, we believe that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company as a whole. We also believe that our incentive compensation programs do not encourage risk-taking beyond the organization’s ability to effectively identify and manage significant risks; are compatible with effective internal controls and our risk-management practices; and are adequately supported by the compensation committee’s oversight of our executive compensation programs.

Corporate Responsibility

We believe that a sustainable business strategy is one that integrates corporate responsibility standards in order to help create long-term value for our stockholders and other stakeholders. Our efforts are primarily anchored in three pillars: Talent Engagement, Energy & Environmental Efficiency, and Responsible Advertising & Data Governance. These pillars represent an intersection of our long-term strategic objectives and our stakeholders’ priorities.

Both our board of directors and executive leadership team are actively engaged in Magnite’s corporate responsibility strategy. Within our board framework, our nominating and governance committee is directly responsible for providing oversight over matters relevant to corporate responsibility. We also maintain a committee, which consists of senior leaders across the organization representing key business areas, including people, legal, finance, marketing, product management, data operations, and others, which is responsible for developing and overseeing the implementation of Magnite’s corporate responsibility strategy and related programs, and for providing regular updates to the executive leadership team and nominating and governance committee.

For more information about our corporate responsibility strategy and priorities, and to view our recently published SASB table, please visit our corporate responsibility website at https://www.magnite.com/corporateresponsibility/.

Human Capital Management

We recognize that our people are our greatest asset in creating a truly healthy business that delivers great results for employees, clients, stakeholders and the communities we touch. We firmly believe in an environment of transparency and trust, and aim to provide ample opportunity for all employees to ask questions, interface with leadership, and share ideas. We strive to build a culture of excellence that is high-performing and results-oriented while emphasizing collaboration, innovation and individual development. Magnite’s core values of “See the big picture,” “Raise the bar,” “Empower others” and “Own the results” are guiding principles of the design and implementation of people-centric programs and initiatives across the Company.

We utilize employee-led groups in order to drive engagement. Our Magnify Council is a team of employees who volunteer to design and execute on initiatives evolving our talent engagement practices and prioritizing what matters most to employees. This includes driving opportunities for employee growth and investment in our communities.

Other examples of how we highlight our cultural values through employee initiatives include:

•We seek individuals who are committed to seeing the big picture and being catalysts of change.

•We ask our employees to empower others, make a difference and help make our company an exciting place to work, not just a “job.”

•We reward team and individual excellence and are committed to creating an exceptional workplace environment.

•We solicit feedback from our employees in annual engagement surveys.

•We believe in ongoing feedback on performance. Our employees set goals at a regular cadence throughout the year and managers provide achievement ratings.

•We have a partnership with Percent Pledge, through which we support community investment and employee donation matching to certified non-profits.

•We analyze voluntary employee turnover to understand and address trends.

•We give equity to our employees to promote alignment and ownership.

•We have a zero tolerance policy for discrimination and harassment.

•We support various employee resource groups to foster discussion, connection, and education.

Code of Business Conduct and Ethics

Our board of directors has adopted a Code of Business Conduct and Ethics that applies to each of our directors, officers and employees, including our principal executive, principal financial and principal accounting officers, or persons performing similar functions. The full text of our Code of Business Conduct and Ethics is posted on the “Corporate Governance” section of our Investor Relations website at http://investor.magnite.com. We intend to disclose any further amendments to certain provisions of our Code of Business Conduct and Ethics, and waivers of the Code granted to directors and executive officers, on the same website to the extent required by rules adopted by the SEC and Nasdaq.

Insider Trading Policies and Prohibitions on Hedging and Pledging

We have adopted insider trading policies and procedures governing the purchase, sale and other transactions in Company securities or securities of related companies by the Company’s directors, officers, employees and certain consultants that we believe are reasonably designed to promote compliance with insider trading laws, rules and regulations and Nasdaq listing standards.

We recognize that hedging against losses in Company shares may disturb the alignment between stockholders and employees that our equity awards are intended to build. Accordingly, we have incorporated prohibitions on various hedging activities within our Insider Trading Policy, which applies to directors, officers and certain employees who we have designated as insiders, as well as such persons’ family members, life partners, or owned or controlled entities. The policy prohibits all transactions that are designed to hedge or offset any decrease in the market value of our securities, including prepaid variable forward contracts, equity swaps, futures, collars, exchange funds, options, puts and calls. The policy also prohibits pledging shares of our common stock as security as well as short sales and purchases or sales of puts. calls or other derivative securities involving the Company’s equity securities for speculative purposes.

In addition, from time to time, the Company may engage in transactions in its own securities, including share issuances and repurchases. The Company’s practices with respect to share issuances and repurchases, which are overseen by the Finance and Legal Departments (and, if appropriate, approved by the board or appropriate committee), are designed to promote compliance with applicable insider trading and other securities laws, rules, regulations and listing standards. Transactions pursuant to equity-based compensation arrangements are conducted in accordance with the terms of the plans and agreements.

Compensation Committee Interlocks and Insider Participation

Ms. Harden and Messrs. Knopper, Rossman, Pearson and Frankenberg (until his retirement) served on the Company’s compensation committee during the last completed fiscal year. None of the members of the compensation committee is or has at any time been an officer or employee of the Company. There are no interlocking relationships (and there were no such interlocking relationships during 2024) between our board of directors, executive officers or the compensation committee, on the one hand, and the board of directors, executive officers or the compensation committee of any other company, on the other hand.

DIRECTOR COMPENSATION

Each member of our board of directors who is not employed by us or any of our subsidiaries, referred to as a non-employee director, is compensated for service on our board through a combination of annual cash retainers and equity awards. For purposes of our director compensation program, a non-employee director is a member of our board who is not, and has not been within the previous 180 days, either an employee of ours or any of our subsidiaries or a consultant performing material services to us or any of our subsidiaries. In order to align the interests of non-employee directors and stockholders, equity awards constitute a majority of total director compensation.

Directors are reimbursed for travel, food, lodging and other expenses directly related to their activities as directors, such as attendance at board or committee meetings. Directors are also entitled to the protection provided by their indemnification agreements and the indemnification provisions in our certificate of incorporation and bylaws, and they receive coverage under a director and officer insurance policy that we maintain.

2024 Annual Cash Fees

For 2024, directors received annual cash retainer fees as described in the table below for board and committee service. The fees are paid in four equal quarterly advance installments and prorated for any partial year of board service.

Position	Retainer ($)
Board Member	50,000
Audit Committee Chair	24,000
Compensation Committee Chair	15,000
Nominating and Governance Committee Chair	10,000
Audit Committee Member	12,000
Compensation Committee Member	7,500
Nominating and Governance Committee Member	5,000
Board Chairman	75,000
Lead Independent Director	15,000

Equity Awards

In 2024, equity compensation for non-employee directors consisted of (i) an initial equity award with a calculated value of $375,000 for each newly-elected or appointed non-employee director, and (ii) annual awards with a calculated value of $170,000. Equity awards for directors consisted solely of restricted stock units (“RSUs”) covering a number of shares determined by dividing the calculated value of the award by the 20-day trailing average of the Company’s stock price on the grant date.

The initial equity award is granted on the date of appointment to the board or attainment of non-employee director status, unless the board or compensation committee specified another issuance date. Annual equity awards are issued on the date of each annual meeting or the date of attainment of non-employee director status. If no intervening annual meeting has been held, annual equity awards will be granted on a date specified by the compensation committee that is at least 30 calendar days after the first anniversary of the prior year’s annual meeting. The first annual award for non-employee directors who join the board at any time other than the date of an annual meeting is subject to proration for the partial year of service ending on the date of the next annual meeting.

Initial equity awards vest, subject to continued board service, in three equal annual increments, on the first, second, and third anniversaries of the date of commencement of board service or attainment of non-employee director status or, if earlier, upon (but effective immediately prior to) the occurrence of a change in control of Magnite. Annual equity awards vest, subject to continued board service, on the first anniversary of the date of grant or, if earlier, upon the occurrence of either (1) a change in control of Magnite (effective immediately prior thereto) or (2) the first regular annual meeting occurring in the year immediately following the year in which such annual equity awards were granted. In addition, if a non-employee director ceases board service for any reason other than removal for cause before vesting in full of equity awards, then the director’s awards vest with respect to a pro-rata portion of the underlying shares (up to but not exceeding the number of unvested shares remaining subject to such awards) determined based upon the period of board service. Vesting of equity awards will cease, and unvested equity awards will lapse, upon a recipient’s removal for cause from board service.

Director Equity Retention Guidelines

Under our equity retention guidelines, each director is required to accumulate, as of the first March 31 which occurs after the fifth anniversary following the date of commencement of service and each March 31 thereafter (each, an “Annual Compliance Assessment Date”), an amount of equity equal to five times the director’s base board cash compensation (the “Minimum Retained Equity”). Equity that counts toward the ownership requirement includes: (1) shares owned outright by the director or beneficially owned by the director by virtue of being held by a member of the director’s immediate family members residing in the same household or in a trust for the benefit of the director or his or her immediate family residing in the same household; (2) shares held in qualified plans or IRAs; (3) vested shares (or vested restricted stock units) deemed to be held in non-qualified plans; and (4) unvested time-based restricted shares (or restricted stock units). Subject to limited exceptions, if the Minimum Retained Equity is not achieved as of an Annual Compliance Assessment Date, a director will be prohibited from selling or otherwise transferring beneficial ownership, until the next Annual Compliance Assessment Date at which the individual achieves compliance, of more than one-half of the vested after-tax shares of company common stock obtained as a result of the vesting of any restricted stock or restricted stock unit award.

2024 Director Compensation Table

The following table sets forth all compensation provided to our non-employee directors for 2024. The compensation for Mr. Barrett, our Chief Executive Officer, is described in the “Executive Compensation” section below. Mr. Barrett did not receive any compensation for his services as a director in 2024.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards($)(2)(3)	Option Awards ($)(2) (4)	Total ($)
Paul Caine	$125,000	$194,885	—	$319,885
Robert Frankenberg(5)	$36,250	—	—	$36,250
Sarah P. Harden	$57,500	$194,885	—	$252,385
Doug Knopper	$70,000	$194,885	—	$264,885
Rachel Lam	$67,000	$194,885	—	$261,885
David Pearson	$77,750	$194,885	—	$272,635
James Rossman	$69,500	$194,885	—	$264,385
Robert F. Spillane	$79,500	$194,885	—	$274,385
Diane Yu	$55,000	$194,885	—	$249,885

(1)Consists of annual board retainer and fees for service as Chairman, a committee chair, committee member, or Lead Independent Director, as the case may be. See the narrative disclosure above for a description of such fees.

(2)In accordance with the rules of the SEC, these amounts represent the aggregate grant date fair value of the stock awards and option awards granted to the non-employee directors during the fiscal year computed in accordance with ASC 718. Our equity awards valuation approach and related underlying assumptions for awards granted in 2024 are described in Note 2 “Organization and Summary of Significant Accounting Policies—Stock-Based Compensation” and Note 12 “Stock-Based Compensation” to the Consolidated Financial Statements in our Annual Report on Form 10-K. The reported amounts do not necessarily reflect the value that may be realized by the non-employee director with respect to the awards, which will depend on future changes in stock value and may be more or less than the amount shown. The number of shares granted to directors was determined by dividing the approved value of the awards ($170,000) by the 20-day trailing average of the Company’s stock price on the grant date, and accordingly the grant date fair value of the stock awards may differ from the value of the approved award.

(3)Stock awards for 2024 consisted of an annual award of 14,061 restricted stock units granted on June 12, 2024 to each director serving on our board at such time. As of December 31, 2024, the aggregate number of shares of our common stock covered by unvested stock awards held by each of our non-employee directors was as follows:

Paul Caine	14,061
Sarah P. Harden	14,061
Doug Knopper	14,061
Rachel Lam	14,061
David Pearson	24,110
James Rossman	14,061
Robert F. Spillane	14,061
Diane Yu	24,110

(4)As of December 31, 2024, the aggregate number of shares of our common stock covered by stock options held by each of our non-employee directors was as follows:

Paul Caine	—
Sarah P. Harden	—
Doug Knopper	—
Rachel Lam	—
David Pearson	—
James Rossman	—
Robert F. Spillane	44,108
Diane Yu	—

(5)Mr. Frankenberg was provided compensation only in Q1 and Q2 of 2024.

REPORT OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

The audit committee of Magnite’s board of directors is composed of four members and acts under a written charter that has been approved by Magnite’s board of directors. The members of the audit committee are independent directors, based upon standards set forth in applicable laws, rules, and regulations. The audit committee has reviewed and discussed the audited financial statements with management, and has discussed with Magnite’s independent registered public accounting firm, Deloitte & Touche LLP (“Deloitte”) the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

The audit committee has also received the written disclosures and the letter from Deloitte required by the applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the audit committee concerning independence, and has discussed with Deloitte its independence.

Management is responsible for the Company’s financial reporting process and the system of internal controls, including internal control over financial reporting, and procedures designed to promote compliance with accounting standards and applicable laws and regulations. Deloitte is responsible for the audit of the consolidated financial statements. The audit committee’s responsibility is to monitor and oversee these processes and procedures.

The audit committee’s meetings facilitate communication among the members of the audit committee, management, the internal auditors, and Deloitte. The audit committee separately met with each of the internal auditors and Deloitte, with and without management, to discuss the results of their examinations and their observations and recommendations regarding Magnite’s internal controls. The audit committee also met separately with management.

Based on its discussions with management and the independent accounting firm, and its review of the representations and information provided by management and Deloitte, the audit committee recommended to Magnite’s board of directors that Magnite’s audited financial statements for the fiscal year ended December 31, 2024 be included in Magnite’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, which was filed with the SEC on February 26, 2025.

By order of the audit committee of the board of directors of Magnite,

AUDIT COMMITTEE
David Pearson, Chair Robert Spillane Rachel Lam James Rossman

The preceding Report of the Audit Committee shall not be deemed filed under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent the Company specifically incorporates this report by reference into a filing under either of such Acts. The report shall not be deemed soliciting material, or subject to Regulation 14A or 14C or the liabilities of Section 18 of the Exchange Act.

EXECUTIVE OFFICERS

The table below sets forth certain information regarding our executive officers as of April 7, 2025.

Name	Age	Position
Michael G. Barrett	62	Chief Executive Officer and Director
Sean Buckley	37	President, Revenue
David Buonasera	40	Chief Technology Officer
David L. Day	63	Chief Financial Officer
Katie Evans	39	President, Operations
Brian Gephart	46	Chief Accounting Officer
Aaron Saltz	44	Chief Legal Officer
Adam Soroca	52	Chief Product Officer

Michael G. Barrett. See “Proposal 1: Election of Directors” for Mr. Barrett’s biography.

Sean Buckley has served as our President, Revenue since January 2025. Prior to that, Mr. Buckley served as our Chief Revenue Officer from January 2022 through December 2024 and our Chief Revenue Officer, CTV, from May 2021 through December 2021. Previously, he served as the Chief Operating Officer for SpotX, Inc. from January 2020 to June 2021, Chief Revenue Officer from January 2017 to January 2020, SVP, Global Revenue from July 2014 to January 2017, and Vice President, Platform from June 2013 to July 2014. Mr. Buckley holds a B.S. in Business Administration from Northeastern University.

David Buonasera has served as Chief Technology Officer since March 2023. Prior to that Mr. Buonasera served as our Senior Vice President of Engineering for SpringServe since July 2021 and as head of Magnite CTV Streaming since September 2022. Previously, he helped found SpringServe in 2014 and served as its Chief Technology Officer from July 2014 to July 2021. His career also includes experience as Director of Optimization and Analytics, and Manager of Data Engineering at Appnexus from July 2009 to July 2014. Mr. Buonasera holds a Computer Science and Engineering degree from the University of Pennsylvania.

David L. Day has served as our Chief Financial Officer since May 2016 and served as our Chief Accounting Officer from March 2013 to August 2017. From May 2011 to March 2013, Mr. Day served as the Chief Accounting Officer at ReachLocal, Inc., a formerly public company servicing small and medium-sized businesses as their digital ad agency. Mr. Day’s career also includes experience as Vice President of Finance for Spot Runner, a technology-based ad agency for small and medium-sized business, Senior Vice President of Finance for Yahoo! Search Marketing, Senior Vice President of Finance and Corporate Controller of Overture, and public accounting experience with PricewaterhouseCoopers and Arthur Andersen. Mr. Day holds a B.S. in Accounting from Brigham Young University.

Katie Evans has served as our President, Operations since January 2025. Prior to that, Ms. Evans served as our Chief Operating Officer from September 2020 through December 2024 and our General Manager, CTV from April 2020 through August 2020. Previously, she served as Chief Operating Officer of Telaria from March 2017 to April 2020 and as Senior Vice President, Strategy and Operations, from November 2015 to March 2017. Ms. Evans holds a B.S. in Business Administration from the University of Richmond.

Brian Gephart has served as our Chief Accounting Officer since June 2021. Prior to joining the Company, Mr. Gephart served as the Chief Financial Officer of Leaf Group, a diversified consumer internet company that operates in digital media and direct-to-consumer ecommerce marketplaces, since May 2020, and as Chief Accounting Officer from June 2019 to May 2020. Prior to joining Leaf Group, Mr. Gephart served as Chief Accounting Officer of JH Capital Group, a diversified consumer finance company, from August 2017 to April 2019. Prior to joining JH Capital Group, Mr. Gephart was a Director at PricewaterhouseCoopers LLP specializing in Capital Markets & Accounting Advisory Services, from July 2011 to August 2017, where he advised a variety of private and public companies on capital market transactions, mergers and acquisitions and financial reporting and accounting matters. Mr. Gephart received a bachelor’s degree in Accounting from Hillsdale College and an M.B.A. from DePaul University. Mr. Gephart is a Certified Public Accountant.

Aaron Saltz has served as our Chief Legal Officer since January 2023, and previously served as our General Counsel and Corporate Secretary from April 1, 2020 to December 2022. Previously, Mr. Saltz served as General Counsel of Telaria from November 2015 to April 2020 and as Vice President, Associate General Counsel from January 2013 to October 2015. Prior to Telaria, Mr. Saltz worked as an attorney in the mergers and acquisitions department of Skadden, Arps, Slate, Meagher and Flom LLP from 2005 to 2013. Mr. Saltz holds a B.A. from Cornell University and a J.D. from Harvard Law School.

Adam Soroca has served as our Chief Product Officer since July 2021, where he is responsible for the Company’s strategic product direction, product roadmap and go-to-market initiatives. Previously, Mr. Soroca was the Head of Global Buyer Team since our acquisition of nToggle, Inc. in July 2017. Mr. Soroca co-founded nToggle in September 2014 and served as its Chief Executive Officer and a member of the board of directors until nToggle’s sale to the Company. Prior to founding nToggle, Mr. Soroca was the chief product officer at Millennial Media (via acquisition of Jumptap) from November 2013 to July 2014, where he oversaw the global product and operations teams. Prior to Millennial Media, from June 2005 to November 2013, Mr. Soroca was the chief product officer and a founding leadership team member at Jumptap, the leading mobile programmatic and audience platform. Mr. Soroca pioneered bringing both audience data (DMP) and programmatic capabilities (DSP) to the mobile industry. He is a digital advertising entrepreneur and inventor, holding over 90 awarded patents spanning mobile advertising and search techniques. Mr. Soroca holds a B.A. in Economics and Computer Literacy from Middlebury College.

Election of Officers

Our executive officers are elected by, and serve at the discretion of, our board of directors. There are no family relationships among any of our directors or executive officers.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis describes the compensation arrangements we had for 2024 with the following “named executive officers,” as determined under the rules of the SEC and identified in the summary compensation table below:

Name	Position
Michael G. Barrett	President and Chief Executive Officer
Sean Buckley	President, Revenue(1)
David L. Day	Chief Financial Officer
Katie Evans	President, Operations(2)
Adam Soroca	Chief Product Officer

(1)Mr. Buckley served as Chief Revenue Officer through December 31, 2024.

(2)Ms. Evans served as Chief Operations Officer through December 31, 2024.

Executive Summary

Financial and Business Highlights. In 2024, we continued to demonstrate strong financial and strategic operational performance, building upon significant work we have done in transforming and accelerating the business over the past several years. Notable results include:

• Achieved record revenue of $668.2 million, an increase of 7.8%, compared to $619.7 million in 2023, and record Contribution Ex-TAC of $606.9 million, an increase of 10.5%, compared to $549.1 million in 2023 (see page 50 of our Annual Report on Form 10-K for the year ended December 31, 2024 for a reconciliation of gross profit to Contribution ex-TAC).

•Continued to drive meaningful profitability with record Adjusted EBITDA of $196.9 million (see page 52 of our Annual Report on Form 10-K for the year ended December 31, 2024 for a reconciliation of net income (loss) to Adjusted EBITDA).

•Completed significant debt refinancing and repricing initiatives to reduce interest costs and improve our capital structure, while further reducing our net leverage ratio from 6.2X at Q2 2021 to 0.4X at the end of 2024.

•Executed new or renewed customer agreements with key partners including Netflix, LG Ads Solutions, Disney, United Airlines, X, TCL, Samsung Ads, FIFA+ and many more.

Compensation Highlights. Our compensation programs are designed to support creation of stockholder value while maintaining our ability to recruit and retain critical talent in a highly competitive industry. For 2024, the compensation committee took the following key actions:

• Approved no changes to 2024 cash compensation for all NEOs. Annual long-term equity incentive grant values were decreased by approximately 12.5% after considering several factors, including peer benchmarking, stock-based compensation expense, the Company’s stock price and overall Company dilution;

• Approved outcomes for the Company’s incentive programs ending in 2024, with the annual performance-based cash incentive program paying out at 108.23% of target, and the April 2021 performance-based equity units granted to Mr. Barrett paying out at 0%; and

• Made modest alterations to NEO incentive design to tailor to the strategic priorities for the business and mitigate impact of stock price volatility. Specifically, (1) with respect to the annual performance-based cash incentive program, a shift in incentive metric weighting to 35% CTV Contributions ex-TAC (previously 40%), 35% DV+ Contributions ex-TAC (previously 40%), and 30% Adjusted EBITDA less Capital Expenditures (previously 20%); and (2) with respect to NEO PSU awards, the introduction of one-year and two-year performance periods in addition to the full three-year performance period.

Executive Promotions. Effective January 1, 2025, Sean Buckley and Katie Evans were appointed to serve as the Company’s President, Revenue and President, Operations, respectively.

Consideration of 2024 Say-on-Pay Vote. At our 2024 annual meeting of stockholders, approximately 93% of the votes cast approved the compensation paid to our named executive officers. The Magnite compensation committee values the perspectives of our stockholders and continues to consider the results of Say-on-Pay votes and stockholder feedback when reviewing our executive compensation philosophy and program. Given the overwhelming support, the compensation committee did not make any changes to our compensation program directly in response to the vote.

Executive Compensation Governance. Our executive compensation program includes a number of features intended to reflect best practices in the market and reinforce our stockholders’ interests. These features are described in more detail below in this Compensation Discussion and Analysis and include the following:

What We Do:	What We Don’t Do:

✓Provide a significant portion of CEO pay that is “at-risk” (88% of 2024 target direct compensation was based on financial or share price performance; target direct compensation includes the CEO’s annual base salary, target performance-based cash incentive amount, and the grant date fair value of his equity awards)

✓Utilize a formulaic incentive structure in our annual performance-based cash incentive program, as well as limit the maximum annual performance-based cash incentive payment to 150% of the target opportunity

✓Maintain both market competitive ownership guidelines and holding requirements to align with stockholder and market expectations

✓Provide performance-based equity for our NEOs based on outperforming the market (50% of the annual equity award for our CEO and 30% for our other NEOs in 2024)

✓Employ a clawback policy to allow the Company to recover any performance-based compensation later proven unearned

✓Retain an independent compensation consultant to advise the independent compensation committee

✓Consider feedback from stockholders as part of the compensation committee’s annual program review

🗴No single-trigger change in control benefits

🗴No gross-ups for change in control benefits

🗴No discounted stock options or option re-pricings

🗴No excessive perquisites

🗴No hedging or pledging of our equity securities

Executive Compensation Philosophy and Objectives

The compensation committee conducts an annual review of our executive compensation program to help confirm that the program: (1) is designed to align the interests of our named executive officers with our stockholders’ interests by rewarding performance that is tied to creating stockholder value; and (2) provides a total compensation package for each of our named executive officers that we believe is competitive and necessary to attract and retain talent.

We accomplish these objectives by providing a total compensation package that includes three main components: base salary, annual performance-based cash awards and long-term equity-based awards. We believe that in order to attract and retain top executives, we need to provide them with compensation levels that reward their continued service. Some of the elements, such as base salaries and annual cash awards, are paid out on a short-term or current basis. Other elements, such as equity awards that are subject to multi-year vesting schedules and benefits provided upon certain terminations of employment, are paid out on a long-term basis. We believe this mix of short- and long-term elements allows us to achieve our goals of attracting, retaining and motivating our top executives.

In structuring executive compensation packages, the compensation committee considers how each component promotes retention and motivates performance. Base salaries, severance and other termination benefits are primarily intended to attract and retain highly qualified executives. These elements of our executive compensation program are generally not dependent on performance. Annual cash bonus opportunities and performance-based long-term equity awards provide further incentives to achieve performance goals specified by the compensation committee and long-term equity awards also provide incentives to help create value for our stockholders and continue employment with us through specified vesting dates.

Payment of our annual performance-based cash awards is solely contingent upon the achievement of financial performance metrics. The amount of compensation ultimately received for these awards varies with our annual financial performance, thereby providing additional incentives to achieve short-term or annual goals that we believe will maximize stockholder value over the long term.

We believe that by providing a significant portion of our named executive officers’ total compensation package in the form of equity-based awards, we are able to create an incentive to build stockholder value over the long-term and more closely align the interests of our named executive officers to those of our stockholders. Our annual equity awards to named executive officers for 2023 consisted of PSUs, stock options (for the CEO only) and restricted stock unit awards, which generally only vest if the executive remains employed with us through the vesting date.

Compensation Determination Process

The compensation committee considers, determines, reviews, and revises all components of each named executive officer’s compensation. It may not delegate that responsibility. The compensation committee also has oversight of and consults with management regarding executive and non-executive employee compensation plans and programs, including administration of our equity incentive plans.

The compensation committee retains an independent executive compensation consultant, Semler Brossy Consulting Group, LLC, referred to as Semler Brossy, to provide input, analysis, and consultation about our executive compensation. During 2024, Semler Brossy’s work with the compensation committee included analysis, advice, and recommendations on total compensation philosophy; peer groups and market assessment and analysis; compensation program design, including program goals, components, and metrics; equity usage and allocation; compensation trends in comparable business sectors and in the general marketplace for senior executives; the compensation of non-employee directors; regulatory factors; and the compensation of the chief executive officer and the other named executive officers, including advice on the design of cash-based and equity-based compensation.

Semler Brossy reports directly and solely to the compensation committee and performs compensation consulting services for the compensation committee at its request. Semler Brossy is not engaged to perform services directly for our management. The compensation committee has concluded that no conflict of interest exists with respect to its engagement of Semler Brossy nor are there other factors that would adversely impact Semler Brossy’s independence in advising the compensation committee under applicable SEC and Nasdaq rules. The compensation committee reached this conclusion after considering the following six factors, as well as Semler Brossy’s views regarding its independence and other information the compensation committee deemed relevant: (i) the provision of other services to us by Semler Brossy; (ii) the amount of fees received from us by Semler Brossy, as a percentage of the total revenue of Semler Brossy; (iii) the policies and procedures of Semler Brossy that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the Semler Brossy consultants with a member of the compensation committee; (v) any of our stock owned by the Semler Brossy consultants; and (vi) any business or personal relationship of the Semler Brossy consultants or Semler Brossy with any of our executive officers.

Executive officers do not propose or seek approval for, or have any decision-making authority with respect to, their own compensation. Executive officers are also not present during any deliberations or determinations of their pay or performance. The chief executive officer makes recommendations to the compensation committee on the base salary, annual incentive cash targets, and equity awards for each named executive officer other than himself, based on his assessment of each executive officer’s performance during the year and other factors, including compensation survey data and input from Semler Brossy.

Performance reviews for the chief executive officer and other named executive officers include factors that may vary depending on the role of the individual officer, including strategic capability—how well the executive officer identifies and develops relevant business strategies and plans; execution—how well the executive officer executes strategies and plans; and leadership capability—how well the executive officer leads and develops the organization and its people. The compensation committee conducts an annual performance review of the chief executive officer to evaluate the Company’s performance, his performance and the performance of the management team and considers this review in determining the chief executive officer’s base salary, annual performance-based cash incentive target, and equity awards.

We have engaged in discussions regarding our compensation philosophy with several of our large stockholders, and we intend to engage in further compensation-related discussions from time to time at such stockholders’ request.

Peer Group Compensation Assessment

The compensation committee works with Semler Brossy periodically to select a peer group of companies in our industry to assist the compensation committee in making its compensation decisions. Although the compensation committee reviews and discusses the peer company compensation data provided by Semler Brossy to help inform its decision-making process, the compensation committee does not set compensation levels at any specific level or percentile against the peer group data. The peer company data is only one point of information taken into account by the compensation committee in making compensation decisions.

In July 2023, the compensation committee, with assistance from Semler Brossy, reviewed Magnite’s current peer group companies. The compensation committee determined that for 2024, two companies should be added to the peer group (Blackline and New Relic) and one company should be removed (Quotient Technology) to further balance the scope and scale of the group. Peer group companies were selected based on several criteria, including being similar in size, favoring companies based in California or New York, and having a reasonably comparable business. Specifically, the criteria the compensation committee used to assess our peer group used for informing 2024 compensation decision are summarized below:

•Size and Scale: Using our 2023 peer group as a starting point, we initially identified a group of companies with (i) a range of annual revenues of approximately $195 million to approximately $1.8 billion, roughly 1/3x to 3x our annualized revenues of approximately $589 million at the time of the analysis and (ii) market capitalizations of approximately $450 million to approximately $4.2 billion, roughly 1/3x to 3x our market capitalization of approximately $1.8 billion at the time of the analysis.

•Industry and Business: We identified innovative companies that focused on advertising and video orientation, and were heavily impacted by marketing budgets and customer spend.

•Other Qualitative Factors: We identified companies that were located in California, New York, or other major metropolitan areas, operated online exchanges or marketplaces, or were strong talent competitors.

Fiscal 2024 Peer Group
Blackline	Integral Ad Science	QuinStreet
Cardlytics	LivePerson	SPS Commerce
Digital Turbine	LiveRamp	TechTarget
DoubleVerify	MediaAlpha	Upland Software
EverQuote	New Relic	Zeta Global
fuboTV	PubMatic

Current Executive Compensation Program Elements

The current elements of our executive compensation program are:

•base salaries;

•annual performance-based incentive cash awards;

•equity-based incentive awards; and

•certain additional employee benefits.

We strive to achieve an appropriate mix between the various elements of our compensation program to meet our compensation objectives and philosophy; however, we do not apply any rigid allocation formula in setting our named executive officers’ compensation, and we may make adjustments to this approach for various positions after giving due consideration to prevailing circumstances.

As discussed throughout this Compensation Discussion and Analysis, the compensation policies and programs applicable to our named executive officers reflect our emphasis on aligning the interests of our executive officers with our stockholders’ interests in enhancing our value over the long-term. Applying this philosophy, a significant portion of overall compensation opportunities offered to our named executive officers is in the form of (i) equity-based compensation with a value directly linked to our stock price and, in the case of PSUs, contingent upon achievement of measurable financial objectives and (ii) annual performance-based cash awards contingent upon achievement of measurable financial objectives.

Base Salaries

Base salaries for our named executive officers are designed to be competitive when compared with similarly situated executives within our peer group, and are based on a variety of factors, including level of responsibility, performance, and the recommendations of the chief executive officer for named executive officers other than the chief executive officer. Base salaries are reviewed annually or at the time of promotion or other changes in responsibilities. In determining whether to award base salary increases, the compensation committee considers our overall business outlook, our budget, the executive’s individual performance, historical compensation, market compensation levels for comparable positions, internal pay equity, and other factors, including any retention concerns.

After consideration of the data from the peer group described above and the other factors described in the preceding paragraph, the compensation committee made no changes to incumbent named executive officers’ base salaries, effective January 2024, as shown in the table below.

Name	2023 Annual Base Salary	2024 Annual Base Salary	Percent Increase (%)
Michael Barrett	$625,000	$625,000	0%
Sean Buckley	$572,500	$572,500	0%
David Day	$560,000	$560,000	0%
Katie Evans	$490,000	$490,000	0%
Adam Soroca	$490,000	$490,000	0%

Annual Performance-Based Cash Awards

Our named executive officers are eligible to receive performance-based cash incentive payments under our Executive Cash Incentive Plan, referred to as the Executive Bonus Plan, which is administered by our compensation committee. The amount of cash incentive payments under the Executive Bonus Plan is determined based upon the achievement of pre-established corporate financial objectives that the compensation committee believed were challenging yet achievable.

The compensation committee utilized an annual structure for the 2024 Executive Bonus Plan. The compensation committee did not make any changes to target annual bonus as a percentage of base salary for any of the NEOs in 2024.

2023 and 2024 target bonuses were as follows:

Name	2023 Annual Target % of Base Salary	2024 Annual Target % of Base Salary
Michael Barrett	100%	100%
Sean Buckley	100%	100%
David Day	70%	70%
Katie Evans	70%	70%
Adam Soroca	70%	70%

In 2024, performance was measured against three financial goals: 35% DV+ Contribution ex-TAC (previously 40%), 35% CTV Contribution ex-TAC (previously 40%), and 30% adjusted EBITDA less capital expenditures, referred to as capex (previously 20%). The compensation committee chose these financial metrics because they represent objectively determinable financial targets and focused the Company on goals important to Magnite’s success. The payout formula for the CTV Contribution ex-TAC and DV+ Contribution ex-TAC performance metrics were adjusted for NEOs from 2023 to 2024, such that achievement at 105% of the target performance goal would result in 150% payout. For a description of how we calculate Contribution ex-TAC and adjusted EBITDA, see the “Key Operating and Financial Performance Metrics” section of the Management’s Discussion and Analysis of Financial Condition and Results of Operations in Part II, Item 7 of the Company’s Annual Report on Form 10-K.

Annual Bonus Targets and Payout

At the beginning of 2024, the compensation committee established performance goals for fiscal year 2024 as reflected in the table below. In February 2025, the compensation committee determined that for fiscal year 2024, the Company achieved CTV Contribution ex-TAC of $260.2 million, DV+ Contribution ex-TAC of $346.8 million and Adjusted EBITDA less capex of $144.6 million, which resulted in a weighted payout percentage of 108.23% of each named executive officers’ target bonus for 2024.

Performance Goal	Metric Weight	Threshold	Target (100% payout)	Maximum (150% payout)	2024 Actual Result (108.23% payout)
CTV Contribution ex-TAC	35%	$201.6 million (50% payout)	$252.0 million	$264.6 million	$260.2 million
DV+ Contribution ex-TAC	35%	$286.2 million (50% payout)	$357.7 million	$375.6 million	$346.8 million
Adjusted EBITDA less Capital Expenditures	30%	$105.9 million (40% payout)	$151.2 million	$181.5 million	$144.6 million

Name	2024 Bonus Target	2024 Bonus % Earned	2024 Bonus Paid
Michael Barrett	$625,000	108.23%	$676,438
Sean Buckley	$572,500	108.23%	$619,617
David Day	$392,000	108.23%	$424,262
Katie Evans	$343,000	108.23%	$371,229
Adam Soroca	$343,000	108.23%	$371,229

2024 Annual Equity Awards

We grant equity-based compensation to our named executive officers in order to attract, retain and reward our executives and strengthen the mutuality of interests between our named executive officers and stockholders. The compensation committee annually determines the form and amount of equity-based incentives granted to executives. In making its determinations, the compensation committee considers factors such as peer group market data, recommendations from Semler Brossy, the executive’s and our performance in the last year and the results achieved by the executive, the executive’s base salary, target annual incentive opportunity and prior grants of equity awards, and the compensation committee’s view regarding the future potential of long-term contributions of the executive. Recommendations of the chief executive officer are also taken into consideration for our named executive officers other than the chief executive officer.

Our equity mix is designed to be both retentive and performance oriented. For our CEO, we grant an equity mix of 30% RSUs, 20% Options, and 50% PSUs. For our other NEOs we grant an equity mix of 70% RSUs and 30% PSUs. We believe PSUs strengthen alignment with stockholders, complement other time-vesting equity grants, and provide a longer-term view of performance.

In January 2024, each of our named executive officers received an annual equity grant. The compensation committee specifically considered the share price at the time of the grant and the resulting potential dilutive impact and determined that the executive officers would receive a similar number of shares as the prior year, which resulted in an approximate year-over-year reported grant value decrease of 12% for Mr. Barrett and 13% for Messrs. Buckley, Day and Soroca and Ms. Evans. The number of stock options, RSUs and PSUs granted to each of our named executive officers for the 2024 annual grant is set forth in the table below:

Name	Number of Stock Options Granted	Number of RSUs Granted	Target Number of PSUs Granted	Total Approved Value(1)
Michael Barrett	129,870	121,951	169,173	$3,935,185
David Day	—	161,247	57,519	$2,160,040
Sean Buckley	—	142,276	50,752	$1,905,910
Katie Evans	—	113,821	40,602	$1,524,735
Adam Soroca	—	113,821	40,602	$1,524,735

(1)The Total Approved Value is calculated as the sum of the following: (i) the approved number of RSU awards multiplied by the closing price of our common stock on the date of grant; (ii) the approved number of options multiplied by the Black-Scholes fair value on the grant date; and (iii) the approved number of PSU awards multiplied by the grant date fair value of each PSU performance tranche as determined by the Monte Carlo model.

If our stock price were not to increase, the stock options will not deliver any economic value because the options have an exercise price equal to our stock price on the date of grant and our equity incentive plans prohibit stock option repricing. The stock options and RSUs reflected in the table above vest over four years and the PSUs reflected in the table above vest over three years to provide an additional retention incentive. In determining the size of the 2024 annual awards for all named executive officers, the compensation committee took into consideration market benchmark levels, individual and overall Company performance, internal pay equity, stockholder dilution, and our CEO’s recommendation (except with respect to his own equity awards).

For 2024, the compensation committee determined that PSUs should make up a substantial part of each of the NEOs’ equity awards. In late 2023, the compensation committee reviewed the structure of the PSUs and made modest adjustments to the program by introducing interim performance periods. For awards made to NEOs prior to 2024, PSUs were measured based on a single 3-year performance period from the date of grant. The design used for 2024 awards now measures the Company’s TSR performance relative to the Russell 2000 index over three distinct periods (1-year, 2-years, and 3-years) from the performance start date with a weighting of 25% of target number of PSUs in the 1-year performance period, 25% of target number of PSUs in the 2-year performance period, and 50% of target number of PSUs in the 3-year performance period to ensure the majority of the award is connected to long-term performance. Shares that are earned after the 1-year and 2-year performance periods remain subject to time-based vesting conditions until the third anniversary of the grant date consistent with the prior design. The 2024 PSU awards also allow for the ability for unearned shares after the 1-year and 2-year performance periods to be earned based on the 3-year performance period to the extent that performance improves over the cumulative 3-year period and would have otherwise been earned if the entire award was based on a single 3-year performance period. The compensation committee thought this change was appropriate to promote engagement from the senior executives and limit the risk of a single-point in time calculation for the end-to-end performance period while also staying within reasonable market practices for companies with heightened share price volatility.

The Russell 2000 was chosen as the TSR comparator group because the compensation committee believes this index represents a reasonable investment alternative for stockholders considering investing in our business while requiring stable and robust performance outcomes. The PSU awards to Mr. Barrett, Mr. Buckley, Mr. Day, Mr. Soroca and Ms. Evans, which were granted in January 2024, have a target of 169,173, 50,752, 57,519, 40,602, and 40,602 stock units, respectively. The PSU awards are eligible to vest between 0% and 150% of the target number of units subject to the award based on the performance schedule below:

Magnite Relative TSR Ranking vs. Russell 2000 Index	Vesting % of Target Number of PSUs
80th Percentile or Higher	150%
55th Percentile	100%
20th Percentile	25%
Below 20th Percentile	0%

The vesting percentage will be interpolated on a linear basis between the levels stated in the chart above. Additionally, in the event Magnite’s TSR for the performance period is negative, the vesting percent of shares is capped at 100% of target shares. In approving the PSU awards, the compensation committee believed it would enhance the performance-based nature of our executive compensation program and further align the interests of our NEOs with those of our stockholders.

Vesting of April 2021 PSUs

On April 1, 2021, the Company granted Mr. Barrett PSUs that vest based on our TSR for the three-year period beginning on the grant date of the award relative to the TSRs of the companies in the Russell 2000 index over the same period. In April 2024, the compensation committee certified that the Company’s TSR was -74.64% for the performance period, which represented the 17th percentile relative to the index. Accordingly, 0% of the PSUs held by Mr. Barrett vested on April 1, 2024.

Magnite Relative TSR Ranking vs. Russell 2000 Index	Vesting % of Target Number of PSUs
80th Percentile or Higher	150%
55th Percentile	100%
20th Percentile	25%
Below 20th Percentile	0%
Actual: 17.20th Percentile	Actual: 0%

Vesting of February 2022 PSUs

On February 1, 2022, the Company granted Mr. Barrett PSUs that vest based on our TSR for the three-year period beginning on the grant date of the award relative to the TSRs of the companies in the Russell 2000 index over the same period. In February 2025, the compensation committee certified that the Company’s TSR was 14.15% for the performance period, which represented the 67.42th percentile relative to the index. Accordingly, 124.83% of the target PSUs held by Mr. Barrett vested in 2025.

Magnite Relative TSR Ranking vs. Russell 2000 Index	Vesting % of Target Number of PSUs
80th Percentile or Higher	150%
55th Percentile	100%
20th Percentile	25%
Below 20th Percentile	0%
Actual: 67.42th Percentile	Actual: 124.83%

Other Employee Benefits and Perquisites

We have generally not offered extensive benefits or other compensation programs to our named executive officers, apart from employee benefits made available generally to our employees such as participation in Magnite’s 401(k) plan and eligibility to receive a Company match, and health and welfare benefit programs.

Employment Arrangements

We have entered into an employment agreement with Mr. Barrett and offer letters with each of our other named executive officers. Each of the named executive officers serves on an at-will basis and the employment agreement and offer letters do not have a specified term. The employment agreement and offer letters provide for a base salary, eligibility to receive an annual performance bonus, and eligibility to participate in employee benefit or group insurance plans maintained by us from time to time.

Severance Agreements

We are also party to Executive Severance and Vesting Acceleration Agreements, referred to as the severance agreements, with each of our named executive officers that provide for severance and other termination benefits upon certain qualifying terminations of employment. These severance agreements are intended to provide economic protection so that an executive can remain focused on our business without undue personal concern in the event that his or her position is eliminated or, in some cases, significantly altered by us, which we believe is particularly important in light of the executives’ leadership roles at Magnite. The compensation committee believes that providing severance or similar benefits is common among similarly situated executives in our industry generally and remains important in recruiting and retaining key executives.

The prospect of a change in control of Magnite can also cause significant distraction and uncertainty for executive officers and, accordingly, the compensation committee believes that appropriate change in control protections are important tools for aligning executives’ interests with those of our stockholders by allowing our executive officers to focus on strategic transactions that may be in the best interest of our stockholders without undue concern regarding the effect of such transactions on their continued employment. Accordingly, the severance agreements also provide for enhanced severance payments and accelerated vesting of equity awards if the executives’ employment is terminated in connection with or following a change in control of Magnite.

For more information regarding the potential payments and benefits that would be provided to our named executive officers in connection with certain terminations of their employment (including terminations in connection with a change in control) on the last business day of fiscal year 2024, please see “Potential Payments upon Termination or Change in Control” below.

We do not provide our executives with tax “gross-up” payments in connection with a termination of their employment and/or a change in control of Magnite.

Tax Considerations

Section 162(m) of the federal tax laws generally prohibits a publicly held company from deducting compensation paid to a current or former named executive officer that exceeds $1 million during the tax year. As one of the factors in its consideration of compensation matters, the compensation committee notes this deductibility limitation. However, the compensation committee has the flexibility to take any compensation-related actions that it determines are in the best interests of the Company and our stockholders, including awarding compensation that may not be deductible for tax purposes. There can be no assurance that any compensation will in fact be deductible.

Recoupment Policy

We adopted a new compensation recoupment (clawback) policy effective October 2, 2023 in order to comply with the requirements of Exchange Act Rule 10D-1. The policy provides that, in the event that the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, the compensation committee will take all necessary steps, unless determined to be financially impracticable, to recover the amount of any “incentive compensation”

(which generally includes any compensation granted, earned, or vested based in whole or in part on the attainment of a financial reporting measure or achievement of a stock price or TSR) received by an executive officer, which is in excess of the amount that what would have been earned by such executive officer had the accounting restatement not occurred.

In addition, our board or the compensation committee will, in circumstances it deems appropriate, require return to us of the excess portion of any payment made to an employee pursuant to an award issued after April 7, 2016 under our 2014 Amended and Restated Equity Incentive Plan or 2014 Inducement Grant Equity Incentive Plan, or under our annual performance-based cash incentive plan, if: (1) the payment was predicated upon achieving certain financial results that became the subject of a substantial restatement of our financial statements filed with the SEC within the three full fiscal years after the payment; (2) our board or the compensation committee determines that the participant engaged in intentional misconduct that caused or substantially caused the need for the substantial restatement; and (3) a lower payment would have been made to the participant based upon the restated financial results. In each such instance, the “excess portion” of the payment is the amount (in terms of dollars or shares) by which the payment received exceeded the lower payment that would have been made based on the restated financial results. In each case, the return of payment will be net of any taxes paid by the employee in connection with original receipt or subsequent transfer of the payment. Our board or the compensation committee also has the discretion, in circumstances it deems appropriate, to require reimbursement of any or all payments received with respect to any award granted on or after April 7, 2016 under our 2014 Amended and Restated Equity Incentive Plan or 2014 Inducement Grant Equity Incentive Plan to an employee who has engaged in fraud, bribery, or illegal acts similar to fraud or bribery related to employment, or knowingly failed to report such acts of another employee over whom the employee had direct supervisory responsibility. Our board or the compensation committee will not seek recovery to the extent it determines (a) that to do so would be unreasonable or (b) that it would be better for us not to do so. In making such determination, and without limiting the scope of its discretion, our board or the compensation committee will take into account such considerations as it deems appropriate, including, without limitation, the likelihood of success under governing law versus the cost and effort involved, whether the assertion of a claim may prejudice our interests, including in any related proceeding or investigation, the passage of time since the occurrence of the act in respect of the applicable fraud or intentional illegal conduct, and any pending legal proceeding relating to the applicable fraud or illegal conduct. Our board or the compensation committee also may in its discretion direct us to disclose the circumstances surrounding any recoupment made under this policy where not otherwise required by applicable regulation.

Executive Officer Equity Ownership Guidelines and Retention Holding Requirements

Under our equity retention guidelines, the chief executive officer and each of the other named executive officers is required to accumulate, as of the first March 31 which occurs after the fifth anniversary following the date he or she became a named executive officer and each March 31 thereafter (each, an “Annual Compliance Assessment Date”), a minimum level of Company equity. The minimum level of equity for the chief executive officer is equal to six times base salary and the minimum level of equity for the other named executive officers is equal to two times the named executive officer’s base salary (the “Minimum Retained Equity”). Equity that counts toward the ownership requirement includes: (1) shares owned outright by the named executive officer or beneficially owned by the named executive officer by virtue of being held by a member of the named executive officer’s immediate family residing in the same household or in a trust for the benefit of the named executive officer or immediate family members residing in the same household; (2) shares held in qualified plans or IRAs; (3) vested shares (or vested RSUs) deemed to be held in non-qualified plans; and (4) unvested time-based restricted shares (or restricted stock units). Subject to limited exceptions, if the Minimum Retained Equity is not achieved as of an Annual Compliance Assessment Date, a named executive officer will be prohibited from selling or otherwise transferring beneficial ownership, until the next Annual Compliance Assessment Date at which the individual achieves compliance, of more than one-half of the vested after-tax shares of Company common stock obtained as a result of the vesting of any restricted stock or restricted stock unit award.

Policy Against Repricing and Cash Buyouts

Our 2014 Amended and Restated Equity Incentive Plan and 2014 Inducement Grant Equity Incentive Plan prohibit our board from decreasing the exercise price of or otherwise repricing awards of stock options and stock appreciation rights unless such action is first approved by our stockholders. In addition, the plans prohibit us from redeeming or repurchasing stock options or stock appreciation rights unless such redemptions or repurchases are approved by our stockholders.

Insider Trading Policies and Prohibitions on Hedging and Pledging

We have adopted insider trading policies and procedures governing the purchase, sale and other transactions in Company securities or securities of related companies by the Company’s directors, officers, employees and certain consultants that we believe are reasonably designed to promote compliance with insider trading laws, rules and regulations and Nasdaq listing standards.

We recognize that hedging against losses in Company shares may disturb the alignment between stockholders and employees that our equity awards are intended to build. Accordingly, we have incorporated prohibitions on various hedging activities within our Insider Trading Policy, which applies to directors, officers and certain employees who we have designated as insiders, as well as such persons’ family members, life partners, or owned or controlled entities. The policy prohibits all transactions that are designed to hedge or offset any decrease in the market value of our securities, including prepaid variable forward contracts, equity swaps, futures, collars, exchange funds, options, puts and calls. The policy also prohibits pledging shares of our common stock as security as well as short sales and purchases or sales of puts. calls or other derivative securities involving the Company’s equity securities for speculative purposes.

In addition, from time to time, the Company may engage in transactions in its own securities, including share issuances and repurchases. The Company’s practices with respect to share issuances and repurchases, which are overseen by the Finance and Legal Departments (and, if appropriate, approved by the board or appropriate committee), are designed to promote compliance with applicable insider trading and other securities laws, rules, regulations and listing standards. Transactions pursuant to equity-based compensation arrangements are conducted in accordance with the terms of the plans and agreements.

Policy Regarding Equity-Based Awards

Our Equity Award Grant Guidelines set forth our policies and procedures with respect to the granting of equity awards, including stock options, to employees and executive officers of the Company. Equity awards for board members are subject to our Non-Employee Director Compensation Policy. All awards are approved by our board of directors or compensation committee. Generally, regular annual equity awards to employees are approved by the compensation committee during the Company’s annual compensation cycle. For new hires, awards are generally granted at the first regularly scheduled quarterly meeting of the compensation committee following the employee’s employment start date. The compensation committee may also approve grants for employees who have not yet commenced employment, in which case the grant will generally occur on the employee’s start date. In 2024, the compensation committee did not consider material nonpublic information when determining the timing and terms of equity awards and the Company did not time the disclosure of material nonpublic information for the purposes of affecting the value of executive compensation.

Risk Assessment in Compensation Programs

The compensation committee annually assesses our executive and broad-based compensation and benefits programs on an overall basis to determine whether the programs’ provisions and operations create undesired or unintentional material risk. This risk assessment process takes into account numerous compensation terms and practices that we maintain that aid in controlling risk, including the mix of cash, equity, and near- and long-term incentive programs, the use of multi-year vesting periods for equity awards, and a variety of performance criteria for incentive compensation, the clawback provisions that apply to our annual incentive cash plan and equity plan, and the cap on the maximum performance-based cash incentive awards that can be earned in a given year regardless of Company performance. This risk assessment process also included a review of program policies and practices, program analysis to identify risk and risk controls, and determinations as to the sufficiency of risk identification and risk control, the balance of potential risk to potential reward, and the significance of the programs and their risks to Company strategy. Although we reviewed all significant compensation programs, we focused on those programs with variable payout, in particular assessing the ability of participants to directly affect payouts, and the controls on such situations.

Based on the foregoing, we believe that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on us as a whole. We also believe that our incentive compensation programs do not encourage risk-taking beyond the organization’s ability to effectively identify and manage significant risks; are compatible with effective internal controls and our risk-management practices; and are adequately supported by the compensation committee’s oversight of our executive compensation programs.

Compensation Committee Report

The compensation committee has reviewed and discussed our Compensation Discussion and Analysis section with management and, based on the review and discussions, recommended to the board that the Compensation Discussion and Analysis section be included in the Company’s Annual Report on Form 10-K.

Compensation Committee

Doug Knopper, Chair

David Pearson

Sarah P. Harden

James Rossman

The foregoing report of the compensation committee is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any Magnite filing under the Securities Act or the Exchange Act, whether made before or after the date of this report and irrespective of any general incorporation language in such filing.

Magnite Named Executive Officer Compensation Tables

Summary Compensation Table - 2024

The following table and narratives that follow describe the 2024, 2023 and 2022 compensation provided to our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($)	Total ($)
Michael Barrett	2024	625,000	—	3,111,848	823,337	676,438	10,485(3)	5,247,108
President and CEO	2023	625,000	—	3,541,462	943,752	519,625	10,035	5,639,874
	2022	600,000	142,260(4)	3,422,559	1,538,233	415,260(5)	10,185	6,128,497
David Day	2024	560,000	—	2,160,040	—	424,262	10,485(3)	3,154,787
Chief Financial Officer	2023	560,000	—	2,472,608	—	325,909	10,035	3,368,552
	2022	529,500	87,846(4)	2,114,802	615,290	256,423(5)	12,489	3,616,350
Sean Buckley	2024	572,500	—	1,905,910	—	619,617	7,291(3)	3,105,318
President, Revenue	2023	572,500	—	2,181,704	—	475,977	7,291	3,237,472
	2022	550,000	876,126(6)	1,682,234	769,117	380,655(5)	7,223	4,265,355
Katie Evans	2024	490,000	—	1,524,735	—	371,229	10,485(3)	2,396,449
President, Operations	2023	490,000	—	1,745,371	—	285,170	10,035	2,530,576
	2022	470,500	78,124(4)	1,345,784	615,290	228,047(5)	10,185	2,747,930
Adam Soroca	2024	490,000	—	1,524,735	—	371,229	9,323(3)	2,395,287
Chief Product Officer	2023	490,000	—	1,745,371	—	285,170	9,323	2,529,864
	2022	470,500	78,124(4)	1,345,784	615,290	228,047(5)	9,269	2,747,014

(1)In accordance with the rules of the SEC, these amounts represent the aggregate grant date fair value of the stock awards and option awards granted to the named executive officer during the applicable fiscal year computed in accordance with ASC 718. Magnite’s equity awards valuation approach and related underlying assumptions for awards granted in 2024 are described in Note 2 “Organization and Summary of Significant Accounting Policies—Stock-Based Compensation” and Note 12 “Stock-Based Compensation” to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K (and the assumptions for awards granted prior to 2024 are set forth in the corresponding notes in the Annual Report on Form 10-K for the applicable fiscal year). With respect to the 2024 PSUs, assuming the maximum level of performance conditions were achieved, the aggregate market value of the PSUs on the date of grant for each of Mr. Barrett, Mr. Day, Mr. Buckley, Ms. Evans, and Mr. Soroca would be $2,334,592, $793,767, $700,378, $560,317 and $560,317, respectively.

(2)Represents performance-based cash incentive amounts earned by the named executive officers for service during the year, including amounts paid subsequent to that year based upon performance during that year.

(3)Includes 401(k) plan matching contributions and contributions to life insurance premiums.

(4)Represents an adjustment to the 2022 annual incentive program, which increased the overall payout from 69.2% of target to 92.9% of target as described in more detail in the Company’s proxy statement filed in 2023.

(5)Represents amount earned under the original 2022 annual incentive program at 69.2% payout.

(6)Mr. Buckley was formerly employed by SpotX prior to its acquisition by the Company. This amount includes (i) $130,405 in connection with adjustment to the 2022 annual incentive program, which increased the overall payout from 69.2% of target to 92.9% of target, and (ii) the transaction bonus paid by the Company on behalf of RTL, the former parent and seller of SpotX. The transaction bonuses were funded by RTL pursuant to the SpotX acquisition agreement.

Grants of Plan-Based Awards - 2024

The following table provides information regarding the equity and non-equity incentive plan awards that were granted to Magnite’s named executive officers in 2024.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael Barrett	—	300,000	625,000	937,500	—	—	—	—	—	—	—
	1/2/2024	—	—	—	—	—	—	121,951	—	—	1,121,949
	1/2/2024	—	—	—	—	—	—	—	129,870	9.20	823,337
	1/2/2024(3)	—	—	—	42,294	169,173	253,760	—	—	—	1,989,899
David Day	—	188,160	392,000	588,000	—	—	—	—	—	—	—
	1/2/2024	—	—	—	—	—	—	161,247	—	—	1,483,472
	1/2/2024(3)	—	—	—	14,380	57,519	86,279	—	—	—	676,568
Sean Buckley	—	274,800	572,500	858,750	—	—	—	—	—	—	—
	1/2/2024	—	—	—	—	—	—	142,276	—	—	1,308,939
	1/2/2024(3)	—	—	—	12,688	50,752	76,128	—	—	—	596,971
Katie Evans	—	164,640	343,000	514,500	—	—	—	—	—	—	—
	1/2/2024	—	—	—	—	—	—	113,821	—	—	1,047,153
	1/2/2024(3)	—	—	—	10,151	40,602	60,904	—	—	—	477,582
Adam Soroca	—	164,640	343,000	514,500	—	—	—	—	—	—	—
	1/2/2024	—	—	—	—	—	—	113,821	—	—	1,047,153
	1/2/2024(3)	—	—	—	10,151	40,602	60,904	—	—	—	477,582

(1) Represents full year cash bonus opportunity.

(2)In accordance with the rules of the SEC, these amounts represent the aggregate grant date fair value of the stock awards and option awards granted to the named executive officer during 2024 computed in accordance with ASC 718. Our equity awards valuation approach and related underlying assumptions for awards granted in 2024 are described in Note 2 “Organization and Summary of Significant Accounting Policies-Stock-Based Compensation” and Note 12 “Stock-Based Compensation” to the Consolidated Financial Statements in our Annual Report on Form 10-K.

(3)Grant of a performance stock unit. The award is eligible to vest as to 0% to 150% of the target number of shares, based on the issuer’s total stockholder return (TSR) performance relative to the Russell 2000 index over three distinct periods (1-year, 2-years, and 3-years) from the performance start date of January 1 2024, with 25% of target number of PSUs measured against the 1-year performance period, 25% of target number of PSUs measured against the 2-year performance period, and 50% of target number of PSUs measured against the 3-year performance period. These PSU awards also allow for the ability for unearned shares after the 1-year and 2-year performance periods to be earned based on the 3-year performance period to the extent that such shares would have otherwise been earned if the entire award was based on a single 3-year performance period. All PSUs, regardless of the applicable performance period, are subject to time-based vesting conditions that require the recipient to remain in continuous service with the Company through the third anniversary of the grant date.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreement/Offer Letters

We have entered into an employment agreement with Mr. Barrett and offer letters with each of our other named executive officers. Each of our named executive officers serves on an at-will basis and the employment agreement and offer letters do not have a specified term. The employment agreement and offer letters provide for a base salary, eligibility to receive an annual performance bonus, and eligibility to participate in employee benefit or group insurance plans maintained by us from time to time. We are also party to agreements with the named executive officers providing for the severance benefits described below under “Potential Payments upon Termination or Change in Control.”

Non-Equity Incentive Plan Awards

For a description of the material terms of the non-equity incentive plan awards reported in the table above, see “Compensation Discussion and Analysis — Current Executive Compensation Program Elements—Annual Performance-Based Cash Awards” above.

Equity Incentive Plan Awards

Each of the equity incentive awards reported in the “Grants of Plan-Based Awards - 2024” table above was granted under, and is subject to, the terms of our Amended and Restated 2014 Equity Incentive Plan, referred to as the 2014 Plan. The 2014 Plan is administered by the compensation committee. The compensation committee has authority to interpret the plan provisions and make all required determinations under the plan. Awards granted under the plan are generally not transferable other than by will or the laws of descent and distribution, except that the plan administrator may authorize certain transfers.

Generally, and subject to limited exceptions set forth in the 2014 Plan, if we undergo certain corporate transactions such as a merger, consolidation or similar transaction, or a sale of all or substantially all of our assets or securities, the plan administrator has the discretion to determine how outstanding equity awards will be treated in connection with such corporate transaction (including discretion to provide for accelerated vesting of such awards in connection with the transaction), and if no affirmative determination is made, all outstanding equity awards will fully vest and options will be fully exercisable, and will terminate or be terminated in connection with such corporate transaction, unless the awards are to be assumed or substituted by the successor corporation. The named executive officers are also party to agreements that provide for acceleration of their equity awards in connection with certain terminations of their employment as described below under “Potential Payments upon Termination or Change in Control.”

The equity awards granted to our named executive officers in 2024 were in the form of RSUs, PSUs, and, in the case of Mr. Barrett, stock options. The vesting requirements applicable to each equity award granted to the named executive officers are described in the footnotes to the table below and in the section above entitled “Compensation Discussion and Analysis.” RSUs are payable on vesting in an equal number of shares of our common stock. Stock options represent the right to receive a share of our common stock upon exercise of the option and payment of the exercise price. The named executive officers do not have the right to vote the shares subject to the awards and do not have any dividend rights with respect to the RSUs, stock options, or PSUs.

Outstanding Equity Awards as of December 31, 2024

The following table provides information regarding outstanding equity awards held by our named executive officers as of December 31, 2024.

		Option Awards				Stock Awards - RSUs		Stock Awards - PSUs
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($) (1)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(1)
Michael Barrett	1/2/24	—	129,870(2)	9.20	1/2/34
	1/1/23	62,229	67,641(3)	10.59	1/1/33	—	—	—	—
	2/1/22	121,986	50,230(4)	13.90	2/1/32	—	—	—	—
	4/1/21	49,828	4,530(5)	42.80	4/1/31	—	—	—	—
	4/1/20	231,568	—	5.28	4/1/30	—	—	—	—
	2/22/19	300,000	—	5.14	2/22/29	—	—	—	—
	3/15/18	300,000	—	1.97	3/15/28	—	—	—	—
	3/17/17	686,160	—	5.80	3/17/27	—	—	—	—
	1/2/24	—	—	—	—	121,951(6)	1,941,460	—	—
	1/1/23	—	—	—	—	66,057(7)	1,051,627	—	—
	2/1/22	—	—	—	—	43,220(8)	688,062	—	—
	8/26/21	—	—	—	—	45,647(9)	726,700	—	—
	4/1/21	—	—	—	—	4,347(10)	69,204	—	—
	1/2/24	—	—	—	—	—	—	253,760(11)	4,039,859
	1/1/23	—	—	—	—	—	—	253,760(12)	4,039,859
	2/1/22	—	—	—	—	—	—	130,209(12)	2,072,927
	8/26/21	—	—	—	—	—	—	379,635(13)	6,043,789

		Option Awards				Stock Awards - RSUs		Stock Awards - PSUs
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($) (1)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(1)
David Day	2/1/22	48,794	20,092(4)	13.90	2/1/32	—	—	—	—
	4/1/21	21,664	1,970(5)	42.80	4/1/31	—	—	—	—
	4/1/20	115,784	—	5.28	4/1/30	—	—	—	—
	2/20/19	77,146	—	4.92	2/20/29	—	—	—	—
	5/19/15	9,300	—	16.75	5/19/25	—	—	—	—
	1/2/24	—	—	—	—	161,247(14)	2,567,052	—	—
	1/1/23	—	—	—	—	87,342(15)	1,390,485	—	—
	2/1/22	—	—	—	—	30,257(16)	481,691	—	—
	4/1/21	—	—	—	—	3,308(17)	52,663	—	—
	1/2/24	—	—	—	—	—	—	86,279(11)	1,373,562
	1/1/23	—	—	—	—	—	—	86,279(12)	1,373,562
Sean Buckley	2/1/22	60,993	25,115(4)	13.90	2/1/32	—	—	—	—
	6/1/21	39,226	4,562(18)	30.93	6/1/31	—	—	—	—
	1/2/24	—	—	—	—	142,276(19)	2,265,034	—	—
	1/1/23	—	—	—	—	77,067(20)	1,226,907	—	—
	2/1/22	—	—	—	—	37,820(21)	602,094	—	—
	6/1/21	—	—	—	—	7,352(22)	117,044	—	—
	1/2/24	—	—	—	—	—	—	76,128(11)	1,211,958
	1/1/23	—	—	—	—	—	—	76,128(12)	1,211,958
Katie Evans	2/1/22	48,794	20,092(4)	13.90	2/1/32	—	—	—	—
	4/1/21	16,248	1,478(5)	42.80	4/1/31	—	—	—	—
	4/1/20	69,470	—	5.28	4/1/30	—	—	—	—
	2/28/19	33,546	—	5.16	2/27/29	—	—	—	—
	2/27/18	56,137	—	3.61	2/26/28	—	—	—	—
	1/2/24	—	—	—	—	113,821(23)	1,812,030	—	—
	1/1/23	—	—	—	—	61,653(24)	981,516	—	—
	2/1/22	—	—	—	—	30,257(16)	481,691	—	—
	4/1/21	—	—	—	—	2,479(25)	39,466	—	—
	1/2/24	—	—	—	—	—	—	60,904(11)	969,592
	1/1/23	—	—	—	—	—	—	60,903(12)	969,576
Adam Soroca	2/1/22	48,794	20,092(4)	13.90	2/1/32	—	—	—	—
	4/1/21	16,248	1,478(5)	42.80	4/1/31	—	—	—	—
	4/1/20	84,908	—	5.28	4/1/30	—	—	—	—
	2/20/19	129,970	—	4.92	2/20/29	—	—	—	—
	3/15/18	24,987	—	1.97	3/15/28	—	—	—	—
	1/2/24	—	—	—	—	113,821(23)	1,812,030	—	—
	1/1/23	—	—	—	—	61,653(24)	981,516	—	—
	2/1/22	—	—	—	—	30,257(16)	481,691	—	—
	4/1/21	—	—	—	—	2,479(25)	39,466	—	—
	1/2/24	—	—	—	—	—	—	60,904(11)	969,592
	1/1/23	—	—	—	—	—	—	60,903(12)	969,576

(1)In accordance with the rules of the SEC, the values represent the product of the number of shares that have not vested and $15.92, which was the closing market price of our common stock on December 31, 2024. The reported amount does not necessarily reflect the value that may be realized by the individual because the awards vest over a specified period of time from the date of grant contingent upon continued employment and, in the case of PSUs, the issuer’s total stockholder return or the issuer achieving certain share price targets over the performance period, and the actual amount received upon sale of shares will depend upon the fair market value of the shares at the times they are sold.

(2)These stock options vest (or vested) with respect to 25% of the underlying shares on January 1, 2025 and with respect to the remaining 75% of the underlying shares in equal monthly installments over the following 36 months.

(3)These stock options vest (or vested) with respect to 25% of the underlying shares on January 1, 2024 and with respect to the remaining 75% of the underlying shares in equal monthly installments over the following 36 months.

(4)These stock options vest (or vested) with respect to 25% of the underlying shares on February 1, 2023 and with respect to the remaining 75% of the underlying shares in equal monthly installments over the following 36 months.

(5)These stock options vest (or vested) with respect to 25% of the underlying shares on April 1, 2022 and with respect to the remaining 75% of the underlying shares in equal monthly installments over the following 36 months.

(6)These RSUs vest (or vested) as follows: 33,028 shares on February 15, 2025, 7,622 shares on each May 15, August 15, November 15, and February 15 thereafter until November 15, 2027, and 5,081 shares on February 15, 2028.

(7)These RSUs vest (or vested) as follows: 7,622 shares on each February 15, May 15, August 15, and November 15 until November 15, 2026, and 5,081 shares on February 15, 2027.

(8)These RSUs vest (or vested) as follows: 8,645 shares on each February 15, May 15, August 15, and November 15 until November 15, 2025, and 8,640 shares on February 15, 2026.

(9)These RSUs vest on August 15, 2025.

(10)These RSUs vest (or vested) as follows: 2,609 shares on February 15, 2025 and 1,738 shares on May 15, 2025.

(11)The vesting of these PSUs will be based on the issuer’s total stockholder return (“TSR”) performance relative to the Russell 2000 index over three distinct periods (1-year, 2-years, and 3-years) from the performance start date of January 1, 2024 with a weighting of 25% of target number of PSUs in the 1-year performance period, 25% of target number of PSUs in the 2-year performance period, and 50% of target number of PSUs in the 3-year performance period. The award is eligible to vest as to 0% to 150% of the target number of PSUs in each performance period. These PSU awards also allow for the ability for unearned shares after the 1-year and 2-year performance periods to be earned based on the 3-year performance period to the extent that such shares would have otherwise been earned if the entire award was based on a single 3-year performance period. In accordance with SEC rules, the number of shares reflected in the table above is calculated using the maximum achievement of 150% for all three performance tranches as of December 31, 2024.

(12)The vesting of these PSUs will be determined based on the issuer’s total stockholder return (“TSR”) for the three-year period beginning on the grant date of the award relative to the TSRs of the companies in the Russell 2000 index over that period. The award is eligible to vest as to 0% to 150% of the target number of PSUs. In accordance with SEC rules, the number of shares reflected in the table above is calculated using the maximum achievement of 150% for the February 1, 2022 grant and the January 1, 2023 grant, in each case, as of December 31, 2024.

(13)The award consists of three equal tranches, which vest if the Company achieves share price targets of $60.00, $80.00, and $100.00, respectively, over 60 consecutive trading days during a performance period commencing on August 26, 2022 and ending on August 26, 2026. To the extent any of the performance-based requirements are met, the Company’s CEO must also provide continued service to the Company through at least August 26, 2024 to receive any shares of common stock underlying the grant and through August 26, 2026 to receive all of the shares of common stock underlying the performance units that have satisfied the applicable performance-based requirement. In accordance with SEC rules, the number of shares reflected in the table above assumes full achievement.

(14)These RSUs vest (or vested) as follows: 43,671 shares on February 15, 2025, 10,078 shares on each May 15, August 15, November 15, and February 15 thereafter until November 15, 2027, and 6,718 shares on February 15, 2028.

(15)These RSUs vest (or vested) as follows: 10,078 shares on each February 15, May 15, August 15, and November 15 until November 15, 2026, and 6,718 shares on February 15, 2027.

(16)These RSUs vest (or vested) as follows: 6,051 shares on each February 15, May 15, August 15, and November 15 until November 15, 2025, and 6,053 shares on February 15, 2026.

(17)These RSUs vest (or vested) as follows: 1,985 shares on February 15, 2025 and 1,323 shares on May 15, 2025.

(18)These stock options vest (or vested) with respect to 25% of the underlying shares on May 15, 2022 and with respect to the remaining 75% of the underlying shares in equal monthly installments over the following 36 months.

(19)These RSUs vest (or vested) as follows: 38,533 shares on February 15, 2025, 8,892 shares on each May 15, August 15, November 15, and February 15 thereafter until November 15, 2027 and 5,931 shares on February 15, 2028.

(20)These RSUs vest (or vested) as follows: 8,892 shares on each February 15, May 15, August 15, and November 15 until November 15, 2026 and 5,931 shares on February 15, 2027.

(21)These RSUs vest (or vested) as follows: 7,564 shares on each February 15, May 15, August 15, and November 15 until February 15, 2026.

(22)These RSUs vest (or vested) as follows: 3,678 shares on February 15, 2025 and 3,674 shares on May 15, 2025.

(23)These RSUs vest (or vested) as follows: 30,826 shares on February 15, 2025 and 7,114 on each May 15, August 15, November 15, and February 15 thereafter until November 15, 2027 and 4,741 shares on February 15, 2028.

(24) These RSUs vest (or vested) as follows: 7,114 on each February 15, May 15, August 15, and November 15 until November 15, 2026 and 4,741 shares on February 15, 2027.

(25) These RSUs vest (or vested) as follows: 1,489 shares on February 15, 2025 and 990 shares on May 15, 2025.

Option Exercises and Stock Vested - 2024

The following table provides information regarding stock options that were exercised by our named executive officers during 2024 and the restricted stock unit awards and any PSU awards held by our named executive officers that vested during 2024.

	Option Awards		Stock Awards
Name	Gross Number of Shares Acquired on Exercise(#)	Value Realized on Exercise ($)(1)	Gross Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Michael Barrett	—	—	164,884	1,901,601
David Day	—	—	149,748	1,602,059
Sean Buckley	—	—	110,177	1,253,122
Katie Evans	—	—	91,950	1,026,831
Adam Soroca	8,328	126,225	94,091	1,047,735

(1)The value realized upon the exercise of a stock option is calculated by multiplying (i) the number of shares of our common stock to which the exercise of the option related, by (ii) the difference between the per-share closing price of our common stock on the date the stock option was exercised and the per-share exercise price of the options. Represents the gross value realized prior to any applicable tax withholding.

(2)The value realized upon the vesting of a stock award is calculated by multiplying (i) the number of shares of our common stock that vested, by (ii) the per-share closing price of our common stock on the vesting date. Represents the gross value realized prior to any applicable tax withholding.

Severance and Potential Payments upon Termination or Change in Control

The following section describes the benefits that may become payable to our named executive officers in connection with a termination of their employment with us and/or a change in control of Magnite. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different from the amounts presented below. Factors that could affect these amounts include the timing during the year of any such event.

We are a party to an Executive Severance and Vesting Acceleration Agreement, referred to as the severance agreement, with each of our named executive officers. These agreements, which were most recently updated in April 2023, provide that if we terminate the employment of any of these executives without “cause”, if any of these executives resigns for “good reason”, or if the executive’s employment terminates due to the executive’s death or “disability” (as such terms are defined in the severance agreement), and prior to and not in connection with the consummation of a “sale transaction” (as such term is defined in the severance agreement), the executive will be entitled to receive (A) continuation of his or her then-current base salary for 12 months, (B)(i) for Mr. Buckley, a full target bonus and pro-rata performance bonus for the year of termination based upon the portion of the year worked and net of bonus amounts previously paid for the year, (ii) for Messrs. Barrett, Day, and Soroca and Ms. Evans, a pro-rata target bonus for the year of termination based upon the portion of the year worked and net of bonus amounts previously paid for the year, (C) continuation of group health insurance coverage or reimbursement of premiums for each executive and his or her respective dependents for 12 months, and (D) accelerated vesting of equity awards that vest solely over time for 12 months following termination of employment.

If we terminate the employment of any of these executives without cause, if any of them resigns for good reason or if any the executive’s employment terminates due to the executive’s death or disability, in any case in connection with or following a change in control of Magnite (within thirteen months after the change in control for Mr. Barrett), the benefits described above will be increased to include for Messrs. Barrett and Day, additional cash severance equal to one year’s target bonus (paid over 12 months); and for all the executives, full acceleration of vesting of all equity awards that vest solely over time.

For a description of the treatment of outstanding PSU awards in the event of a termination of employment, see the tables below.

All severance benefits are conditioned upon these executives entering into a release of claims with us and abiding by the restrictive covenants contained in our standard confidentiality agreement (which includes an indefinite confidentiality covenant and one-year post-termination non-solicitation of employees covenant). The severance agreements also provide that if the payments or benefits made to the executive in connection with a change in control of Magnite would result in an excise tax under Section 280G and 4999 of the U.S. Internal Revenue Code, such payments or benefits will be reduced if and to the extent such a reduction would result in a greater after-tax benefit for the executive.

The following tables present our estimates of the value of the payments and benefits that each of the named executive officers would have been entitled to receive (1) had their employment been terminated by us without “cause,” by the executive for “good reason”, or due to the executive’s death or “disability” on December 31, 2024 and (2) had both such a termination of the executive’s employment and a change in control of Magnite occurred on that date. The actual amounts that would be paid upon a named executive officer’s termination of employment and/or a change in control can only be determined at the time of such event.

Severance Benefits (No Change in Control)

Name	Cash Severance ($)(1)	Bonus ($)(2)	Continued Health Insurance Coverage ($)(3)	Value of Accelerated Vesting of Equity Awards ($)(4)	Total ($)
Michael Barrett	625,000	625,000	36,290	7,475,708(5)	8,761,998
David Day	560,000	392,000	25,500	3,125,495(6)	4,102,995
Sean Buckley	1,145,000	572,500	27,755	2,982,794(6)	4,728,049
Katie Evans	490,000	343,000	36,290	2,332,105(6)	3,201,395
Adam Soroca	490,000	343,000	36,290	2,332,105(6)	3,201,395

(1)The cash severance amount included in the table above is equal to 12 months base salary plus target bonus, in the case of Mr. Buckley and 12 months base salary, in the case of Messrs. Barrett, Day and Soroca and Ms. Evans.

(2)The bonus amount included in the table above is equal to the executive’s pro-rated bonus through December 31, 2024. Actual payments made to executives upon termination would be reduced by any bonus amounts previously paid to such executives in respect of their 2024 bonus.

(3)Each executive was entitled to 12 months of continuation of group health insurance coverage or reimbursement of premiums for the executive and his or her dependents.

(4)The equity acceleration amount included in the table represents the value of the time-based equity awards that would vest in connection with the termination of the executive’s employment as of December 31, 2024 (12 months for all executives). The value of the accelerated equity awards presented in the table is calculated based on our closing stock price on December 31, 2024 of $15.92 and, in the case of the accelerated options, less the exercise price of in-the-money options.

(5)For Mr. Barrett’s PSU granted on January 2, 2024, under an involuntary termination (termination without “cause” or if the executive resigns for “good reason”), Mr. Barrett would be entitled to a prorated amount of the award at the end of the 3-year performance period based on actual achievement multiplied by a fraction where the numerator is how many full months of service have been performed and the denominator is thirty-six (36). However, if the involuntary termination occurred prior to the first anniversary of the grant date, all of the PSUs would be forfeited. If the termination was due to the executive’s death or “disability” then the executive would be entitled to a prorated amount of the award based on (i) the total target number of PSUs in the grant plus any PSUs earned at over 100% achievement, if any, with respect to any completed performance periods (ii) multiplied by a fraction where the numerator is how many full months of service have been performed and the denominator is thirty-six (36) regardless of whether the termination occurred within one-year of grant.

For the PSUs granted on February 1, 2022 and January 1, 2023, under an involuntary termination (termination without “cause” or if the executive resigns for “good reason”), Mr. Barrett would be entitled to a prorated amount of the award at the end of the 3-year performance period based on actual achievement multiplied by a fraction where the numerator is how many full months of service have been performed and the denominator is thirty-six (36). However, if the involuntary termination occurred prior to the first anniversary of the grant date, all of the PSUs would be forfeited. If the termination was due to Mr. Barrett’s death or “disability” then he would be entitled to a prorated amount of the award based on the target number of PSUs multiplied by a fraction where the numerator is how many full months of service have been performed and the denominator is thirty-six (36) regardless of whether the termination occurred within one-year of grant.

For Mr. Barrett’s one-time PSU award granted on August 26, 2021, in the event of an involuntary termination or if the termination were due the executive’s death or “disability”, the requirements for continued service would be waived and he would earn a number of shares based on actual share price targets achieved to date at the time of the termination.

In the table above, the value of the PSUs is calculated assuming an involuntary termination without “cause” or if the executive resigns for “good reason”. The shares under the January 2, 2024 grant had not yet met the one-year anniversary threshold as of December 31, 2024, and as such, no shares would vest under that grant. For the awards granted January 1, 2023 and February 1, 2022, the number of PSUs assumes 136.68% and 120.71% achievement, respectively, based on performance through December 31, 2024, which would result in a total of 154,150 shares and 101,873 shares vesting, respectively, based on Mr. Barrett’s service through December 31, 2024. For the August 26, 2021 grant, no shares would vest as none of the stock price targets have been achieved as of December 31, 2024. The total value of PSU awards included in the table above is $4,075,886.

If Mr. Barrett’s employment was terminated due to death or “disability” as of December 31, 2024, he would receive 63,440 shares under his January 2, 2024 grant, 112,782 shares under his January 1, 2023 grant, 84,395 shares under his February 1, 2022 grant, and zero shares under his August 26, 2021 grant. Under this scenario, the total value of PSU awards that would vest would be $4,149,023 and the total value of his accelerated equity awards would be $7,548,845.

(6)For PSUs granted on January 2, 2024, under an involuntary termination (termination without “cause” or if the executive resigns for “good reason”), the executive would be entitled to a prorated amount of the award at the end of the 3-year performance period based on actual achievement of each of the three performance periods within the grant multiplied by a fraction where the numerator is how many full months of service have been performed and the denominator is thirty-six (36). However, if the involuntary termination occurred prior to the first anniversary of the grant date, all of the PSUs would be forfeited. If the termination was due to the executive’s death or “disability” then the executive would be entitled to a prorated amount of the award based on the total target number of PSUs in the grant plus over-achievement PSUs, if any, with respect to any completed performance periods multiplied by a fraction where the numerator is how many full months of service have been performed and the denominator is thirty-six (36) regardless of whether the termination occurred within one-year of grant.

For the PSUs granted on January 1, 2023, under an involuntary termination (termination without “cause” or if the executive resigns for “good reason”), the executive would be entitled to a prorated amount of the award at the end of the three-year performance period based on actual achievement multiplied by a fraction where the numerator is how many full months of service have been performed and the denominator is thirty-six (36). However, if the involuntary termination occurred prior to the first anniversary of the grant date, all of the PSUs would be forfeited. If the termination was due to the executive’s death or “disability” then the executive would be entitled to a prorated amount of the award based on the target number of PSUs multiplied by a fraction where the numerator is how many full months of service have been performed and the denominator is thirty-six (36) regardless of whether the termination occurred within one-year of grant.

In the table above, the value of the PSUs is calculated assuming an involuntary termination without “cause” or the executive resigning for “good reason”. The shares under the January 2, 2024 grant had not yet met the one-year anniversary threshold as of December 31, 2024, and as such, no shares would vest under that grant. For the award granted January 1, 2023, the number of PSUs assumes 136.68% achievement based on performance through December 31, 2024, which would result in Messrs. Day, Buckley, and Soroca and Ms. Evans vesting a total of 52,411, 46,245, 36,997, and 36,997 shares, respectively, based on the executive’s service through December 31, 2024. The total value of PSU awards included in the table above is $834,383, $736,222, $588,992, and $588,992, respectively.

If the employment of Messrs. Day, Buckley, and Soroca and Ms. Evans was terminated due to death or “disability” as of December 31, 2024, the executive would receive 21,570, 19,032, 15,226, and 15,226 shares, respectively under the executive’s January 2, 2024 grant, and 38,346, 33,835, 27,068, and 27,068 shares, respectively under the executive’s January 1, 2023 grant. Under this scenario, the total value of PSU awards that would vest would be $953,863, $841,643, $673,320, and $673,320, respectively, and the total value of accelerated equity awards would be $3,244,975, $3,088,217, $2,416,433, and $2,416,433, respectively.

Severance Benefits (Change in Control)

Name	Cash Severance ($)(1)	Bonus ($)(2)	Continued Health Insurance Coverage ($)(3)	Value of Accelerated Vesting of Equity Awards ($)(4)	Total ($)
Michael Barrett	1,250,000	625,000	36,290	15,200,910(5)	17,112,200
David Day	952,000	392,000	25,500	7,157,622(6)	8,527,122
Sean Buckley	1,145,000	572,500	27,755	6,578,107(6)	8,323,362
Katie Evans	490,000	343,000	36,290	5,208,361(6)	6,077,651
Adam Soroca	490,000	343,000	36,290	5,208,361(6)	6,077,651

(1)The cash severance amount included in the table above is equal to 12 months base salary plus target bonus (in the case of Messrs. Barrett, Day and Buckley) and 12 months base salary (in the case of Ms. Evans and Mr. Soroca).

(2)The bonus amount included in the table above is equal to the executive’s pro-rated bonus through December 31, 2024. Actual payments made to executives upon termination would be reduced by any bonus amounts previously paid to such executives in respect of their 2024 bonus.

(3)Each executive is entitled to 12 months of continuation of group health insurance coverage or reimbursement of premiums for the executive and his dependents for a specified period.

(4)The equity acceleration amount included in the table represents the value of the equity awards that would vest in connection with the termination of the executive’s employment as of December 31, 2024 (full acceleration of unvested options and RSUs for all executives). The value of the accelerated options, RSUs, and PSUs presented in the table is calculated based on our closing stock price on December 31, 2024 of $15.92, and, in the case of the accelerated options, less the exercise price of in-the-money options.

(5)In the event Mr. Barrett’s employment had been terminated immediately following the consummation of a change of control, the following provisions apply with respect to his PSUs:

(i)with respect to his PSUs granted on January 2, 2024, he would earn a number of shares based on TSR achievement through the change in control event, and assuming service through the full performance period, any such shares would vest immediately upon his termination. Assuming the change in control event and termination occurred on December 31, 2024 (at a price of $15.92 per share, the closing price on December 31, 2024), Mr. Barrett would be entitled to 253,760 shares based on 150% achievement to date.

(ii)with respect to his PSUs granted on January 1, 2023 and February 1, 2022, he would earn a number of shares based on TSR achievement through the change in control event, and assuming service through the full performance period, any such shares would vest immediately upon his termination. Assuming the change in control event and termination occurred on December 31, 2024 (at a price of $15.92 per share, the closing price on December 31, 2024), Mr. Barrett would be entitled to 231,226 shares from the January 1, 2023 grant, based on 136.68% achievement to date and 104,784 shares from the February 1, 2022 grant, based on 120.71% achievement to date.

(iii)with respect to Mr. Barrett’s one-time PSU award granted on August 26, 2021, he would earn a number of shares based on achievement of share price targets through the change of control and such shares would vest immediately upon his termination. Assuming the change in control event and termination occurred on December 31, 2024 (at a price of $15.92 per share, the closing price on December 31, 2024), Mr. Barrett would be entitled to zero shares from this grant.

The total value of PSU awards included in the table above is $9,389,138.

(6)In the event Messrs. Day, Buckley, and Soroca and Ms. Evans’ employment had been terminated immediately following the consummation of a change of control, the following provisions apply with respect to their PSUs:

(i)with respect to the PSUs granted on January 2, 2024, they would earn a number of shares based on TSR achievement through the change in control event, and assuming service through the full performance period, any such shares would vest immediately upon his termination. Assuming the change in control event and termination occurred on December 31, 2024 (at a price of $15.92 per share, the closing price on December 31, 2024), Messrs. Day, Buckley, and Soroca and Ms. Evans would be entitled to 86,279, 76,128, 60,904 and 60,904 shares, respectively, based on 150% achievement to date.

(ii)with respect to the PSUs granted on January 1, 2023, they would earn a number of shares based on TSR achievement through the change in control event, and assuming service through the full performance period, any such shares would vest immediately upon their termination. Assuming the change in control event and termination occurred on December 31, 2024 (at a price of $15.92 per share, the closing price on December 31, 2024), Messrs. Day, Buckley, and Soroca and Ms. Evans would be entitled to 78,617, 69,368, 55,495, and 55,495 shares, respectively, based on 136.68% achievement to date.

The total value of PSU awards included in the table above is $2,625,144, $2,316,296, $1,853,072 and $1,853,072, respectively.

CEO Pay-Ratio Disclosure

Pursuant to the Exchange Act, we are required to disclose the ratio of the total annual compensation of our President and CEO, Michael Barrett, to the median of the total annual compensation of all of our employees (excluding our CEO). Based on SEC rules for this disclosure and applying the methodology described below, we have determined that our CEO’s total compensation for 2024 was $5,247,108, and the median of the total 2024 compensation of all of our employees (excluding our CEO) was $191,832. Accordingly, we estimate the ratio of our CEO’s total compensation for 2024 to the median of the total 2024 compensation of all of our employees (excluding our CEO) to be 27.35 to 1.

We identified the median employee by taking into account the annualized total cash compensation for 2024 for all individuals, excluding our CEO, who were employed by us or one of our affiliates on December 31, 2024. We included all employees, whether employed on a full-time or part-time basis. We did not make any assumptions, adjustments or estimates with respect to their total cash compensation for 2024, but we did annualize the compensation for any employees who were not employed by us for all of 2024. We believe total cash compensation for all employees is an appropriate measure because we do not distribute annual equity awards to all employees.

Once the median employee was identified as described above, that employee’s total annual compensation for 2024 was determined using the same rules that apply to reporting the compensation of our named executive officers (including our CEO) in the “Total” column of the Summary Compensation Table. The total compensation amounts included in the first paragraph of this pay-ratio disclosure were determined based on that methodology.

Pay Versus Performance

The following table sets forth additional compensation information of our Principal Executive Officer (PEO) and our other (non-PEO) NEOs along with total shareholder return, net income, and Total 1 Year Contribution ex-TAC performance results for our fiscal years 2020, 2021, 2022, 2023 and 2024.

					Investment of Initial Fixed $100 Investment Based on:
Year (1)	Summary Comp Table Total for PEO(2)	Compensation Actually Paid to PEO(3)(4)	Average Summary Comp Table Total for non-PEO NEOs(2)	Average Compensation Actually Paid to non-PEO NEOs(3)(5)	Magnite’s Total Shareholder Return(6)	Peer Group Total Shareholder Return(6)	GAAP Net Income (Loss) (in thousands)	Total 1 Year Contribution ex-TAC Growth(7)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2024	$5,247,108	$13,015,836	$2,762,960	$5,663,915	$195	$111	$22,786	11%
2023	$5,639,874	$2,464,927	$2,916,616	$2,528,203	$114	$107	($159,184)	7%
2022	$6,128,497	($3,532,121)	$3,606,471	$1,383,790	$130	$77	($130,323)	24%
2021	$18,291,589	($31,006)	$7,113,462	$4,617,432	$214	$180	$65	90%
2020	$3,512,905	$33,894,891	$1,777,455	$12,699,997	$376	$193	($53,432)	40%

(1)NEOs included in the above compensation columns reflect the following:

Year	PEO	Non-PEO NEOs
2024	Mr. Barrett	Messrs. Day, Buckley, and Soroca and Ms. Evans
2023	Mr. Barrett	Messrs. Day, Buckley, and Soroca and Ms. Evans
2022	Mr. Barrett	Messrs. Day, Buckley, Soroca and Dove and Ms. Evans
2021	Mr. Barrett	Messrs. Day, Buckley and Dove and Ms. Evans
2020	Mr. Barrett	Messrs. Day, Kershaw, and Soroca and Ms. Evans

(2)Amounts reported in this column represent (i) the total compensation as reported in the Summary Compensation Table for the applicable year in the case of Mr. Barrett (for each year where he served as principal executive officer) and (ii) the average of the total compensation as reported in the Summary Compensation Table for the Company’s other NEOs for the applicable year.

(3)The fair value or change in fair value, as applicable, of equity awards in the “Compensation Actually Paid” columns has been estimated pursuant to the guidance in Accounting Standards Codification Topic No. 718: Compensation–Stock Compensation (“ASC Topic 718”). The fair values of restricted share awards that are subject to solely service-based vesting criteria equals the closing price on applicable year-end date(s) or, in the case of vesting dates, the closing price on the applicable vesting dates. The fair values of the one-time PSU award to Mr. Barrett in 2021 that vests upon the attainment of stock price targets and the 2020, 2021, 2022, 2023, and 2024 PSU awards that vest based on TSR achievement were estimated with a Monte Carlo simulation model as of the applicable year-end or vesting date(s) using the same methodology as used to estimate the grant date fair value, but using each company’s closing share price on the applicable revaluation date as the current market price and volatility assumptions and risk free rates determined as of the revaluation date based on the length of the award’s remaining performance measurement period. The fair values of stock options were estimated using the Black Scholes option pricing model as of the applicable year-end or vesting date(s), using the same methodology as used to estimate the grant date fair value but using (a) the closing share price on the applicable revaluation date as the current market price, (b) an expected remaining life assumption equal to the remaining contractual term, multiple by the ratio of the grant-date expected life to the original contractual term, (c) expected volatility assumptions and risk free rates determined as of the revaluation date based on the length of the expected remaining life, and (d) an expected dividend rate of 0%. For additional information on the assumptions used to estimate the fair value of the awards, see the Notes to Consolidated Financial Statements in Magnite’s Annual Reports on Form 10-K for the fiscal year ended December 31, 2024 and prior fiscal years.

(4)Compensation Actually Paid to the PEO (Mr. Barrett) reflects the following adjustments from Total compensation reported in the Summary Compensation Table:

2024
Total Reported in Summary Compensation Table (SCT)	$5,247,108
Less, value of Stock and Option Awards reported in SCT	($3,935,185)
Plus, Year-End value of Awards Granted in Fiscal Year that are Unvested and Outstanding at Fiscal Year-End	$7,256,988
Plus, Year Over Year Change in Fair Value of Prior Year Awards that are Outstanding and Unvested at Fiscal Year-End	$3,925,999
Plus, FMV as of Vesting Date of Awards Granted this Year and that Vested this Year	$—
Plus, Change in Fair Value (from prior year-end to vesting date) of Prior Year awards that Vested this year	$520,926
Less Prior Year-End Fair Value of Awards Granted in a Prior Year that Failed to vest this year	$—
Plus, Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	$—
Total Adjustments	$7,768,728
Compensation Actually Paid	$13,015,836

(5)The average Compensation Actually Paid to the non-PEO NEOs reflects the following adjustments from average Total compensation reported in the Summary Compensation Table:

2024
Total Reported in Summary Compensation Table (SCT)	$2,762,960
Less, value of Stock and Option Awards reported in SCT	($1,778,855)
Plus, Year-End value of Awards Granted in Fiscal Year that are Unvested and Outstanding at Fiscal Year-End	$3,171,781
Plus, Year-Over-Year Change in Fair Value of Prior Year Awards that are Outstanding and Unvested at Fiscal Year-End(a)	$1,274,137
Plus, FMV as of Vesting Date of Awards Granted this Year and that Vested this Year	$—
Plus, Change in Fair Value (from prior year-end to vesting date) of Prior Year awards that Vested this year(a)	$233,892
Less Prior Year-End Fair Value of Prior Year Awards Granted in a that Failed to vest this year	$—
Plus, Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	$—
Total Adjustments	$2,900,955
Compensation Actually Paid	$5,663,915

(6)Peer group TSR reflects the S&P Internet Select Industry Index performance as reflected in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 pursuant to Item 201(e) of Regulation S-K. For the Company and peer group TSR, each year reflects what the cumulative value of $100 would be, including reinvestment of dividends, if such amount were invested on December 31, 2019.

(7)Total Contribution ex-TAC Growth is used as the Company selected metric. Our 2024 annual incentive program is based 35% on CTV Contribution ex-TAC (previously 40%) and 35% on DV+ Contribution ex-TAC (previously 40%) which when combined equals our total Contribution ex-TAC. Contribution ex-TAC is calculated as gross profit plus cost of revenue excluding traffic acquisition cost (“TAC”) (see page 50 and 51 of our Annual Report on Form 10-K for the year ended December 31, 2024 for a reconciliation of gross profit to Contribution ex-TAC and Contribution ex-TAC by channel). DV+ Contribution ex-TAC is the sum of Contribution ex-TAC for mobile and desktop.

Relationship Between Magnite’s Pay and Performance:

Below are graphs showing the relationship of “compensation actually paid” (CAP) to our Chief Executive Officer and other named executive officers in 2020, 2021, 2022, 2023, and 2024 to (1) TSR of both Magnite and the S&P Internet Select Industry Index, (2) Magnite’s net income and (3) Magnite’s total Contribution ex-TAC growth.

Compensation actually paid to our CEO and other named executive officers is correlated strongly with relative TSR. Realized value decreased from 2020 to 2022 due to stock price decline following awards granted in 2021, and increased in 2023 and 2024 due to stock price appreciation following awards granted in 2023 and 2024. The relationships between the compensation actually paid and financial metrics have a weaker correlation due to the stronger connection to share price as indicated above.

The following is a list of financial performance and non-financial performance measures, which in the Company’s assessment, represent the most important measures used by the Company to link compensation actually paid to the NEOs for 2024:

Total Contribution ex-TAC Growth
CTV Contribution ex-TAC Growth
DV+ Contribution ex-TAC Growth
Adjusted EBITDA less Capital Expenditures
Relative Total Shareholder Return

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information regarding beneficial ownership of our equity interests as of April 7, 2025 by:

•each stockholder or group of stockholders known by us to be the beneficial owner of more than 5% of our outstanding equity interests;

•each of our directors and director nominees;

•each of our named executive officers; and

•all of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC, and thus represents voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Percentage ownership of our common stock is based on 141,376,139 of our common stock outstanding as of April 7, 2025.

Name and Address of Beneficial Owner(1)	Shares of Common Stock(2)	Percent
5% Stockholders
The Vanguard Group(3)	12,651,675	8.9
BlackRock, Inc.(4)	10,030,800	7.1
Capital Research Global Investors(5)	7,725,235	5.5
Named Executive Officers
Michael G. Barrett(6)	2,304,780	1.6
David L. Day(7)	381,086	*
Sean Buckley(8)	185,797	*
Katie Evans(9)	437,992	*
Adam Soroca(10)	557,408	*
Directors and Director Nominees
Paul Caine(11)	182,837	*
Sarah P. Harden(11)	139,173	*
Doug Knopper(11)	149,349	*
Rachel Lam(11)	231,056	*
David Pearson(11)	76,715	*
James Rossman(11)	219,920	*
Robert F. Spillane(12)	114,759	*
Diane Yu(11)	76,715	*
All Current Executive Officers and Directors as a Group (16 persons)(13)	5,527,582	3.8

*Indicates ownership of less than one percent.

(1)Except as noted, the address of the named beneficial owner is c/o Magnite, Inc., 1250 Broadway, 15th Floor, New York, New York 10001.

(2)The number of shares beneficially owned by each stockholder is determined in accordance with the rules promulgated by the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes shares (i) as to which the individual or entity has sole or shared voting power or investment power, and (ii) as to which the individual owns or has the right to acquire beneficial ownership of within 60 days of April 7, 2025. Shares not owned but which the individual has the right to acquire beneficial ownership of within 60 days of April 7, 2025 are included in the numerator and denominator for that specific individual in calculating that individual’s beneficial ownership percentage, but not deemed outstanding in the aggregate for computing the ownership percentage for others.

(3)Beneficial ownership is based solely on the Schedule 13G/A filed with the SEC on February 13, 2024 by The Vanguard Group (“Vanguard”). The Schedule 13G/A states that Vanguard has shared voting power as to 179,546 shares, shared dispositive power as to 310,745 shares and sole dispositive power as to 12,340,930 shares. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(4)Beneficial ownership is based solely on the Schedule 13G/A filed with the SEC on January 26, 2024 by BlackRock, Inc. (“BlackRock”). The Schedule 13G/A states that BlackRock has sole voting power as to 9,851,987 shares and sole dispositive power as to 10,030,800 shares. The address for BlackRock is 50 Hudson Yards, New York, NY 10001.

(5)Beneficial ownership is based solely on the Schedule 13G filed with the SEC on February 13, 2025 by Capital Research Global Investors (“Capital Research). The Schedule 13G states that Capital Research has sole voting power as to 7,725,235 shares and sole dispositive power as to 7,725,235 shares. The address for Capital Research is 333 South Hope Street, 55th Floor, Los Angeles, CA 90071.

(6)Includes 25,627 restricted stock units that will vest within 60 days of April 7, 2025 and 1,840,058 shares issuable pursuant to outstanding stock options exercisable by Mr. Barrett within 60 days of April 7, 2025, of which 1,822,059 were fully vested as of April 7, 2025.

(7)Includes 27,530 restricted stock units that will vest within 60 days of April 7, 2025 and 244,269 shares issuable pursuant to outstanding stock options exercisable by Mr. Day within 60 days of April 7, 2025, of which 241,398 were fully vested as of April 7, 2025.

(8)Includes 29,022 restricted stock units that will vest within 60 days of April 7, 2025 and 115,544 shares issuable pursuant to outstanding stock options exercisable by Mr. Buckley within 60 days of April 7, 2025, of which 110,131 were fully vested as of April 7, 2025.

(9)Includes 21,269 restricted stock units that will vest within 60 days of April 7, 2025 and 234,284 shares issuable pursuant to outstanding stock options exercisable by Ms. Evans within 60 days of April 7, 2025, of which 231,413 were fully vested as of April 7, 2025.

(10)Includes 21,269 restricted stock units that will vest within 60 days of April 7, 2025 and 314,996 shares issuable pursuant to outstanding stock options exercisable by Mr. Soroca within 60 days of April 7, 2025, of which 312,125 were fully vested as of April 7, 2025.

(11)Includes 14,061 restricted stock units that will vest within 60 days of April 7, 2025.

(12)Includes 14,061 restricted stock units that will vest within 60 days of April 7, 2025 and 44,108 shares issuable pursuant to outstanding stock options exercisable by Mr. Spillane within 60 days of April 7, 2025, all of which were fully vested as of April 7, 2025.

(13)Includes 274,206 restricted stock units that will vest within 60 days of April 7, 2025 and 2,936,895 shares issuable pursuant to outstanding stock options exercisable within 60 days of April 7, 2025, of which 2,902,725 were fully vested as of April 7, 2025.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2024 with respect to the shares of our common stock that may be issued under our existing equity compensation plans:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights		Weighted- average Exercise Price of Outstanding Options and Rights(4)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)		(b)	(c)
Equity Compensation Plans Approved by Stockholders(1)	16,296,188		$9.72	22,937,263	(5)
Equity Compensation Plans Not Approved by Stockholders(2)	1,100,516		$5.36	—
Total	17,396,704	(3)	$8.57	22,937,263

(1)Consists of our Amended and Restated 2014 Equity Incentive Plan and Amended and Restated 2014 Employee Stock Purchase Plan.

(2)Consists of our 2014 Inducement Grant Equity Incentive Plan and outstanding awards inherited by the Company from the nToggle, Inc. 2014 Equity Incentive Plan and the Telaria Plans, each described below.

(3)Represents 4,160,472 shares to be issued upon exercise of outstanding options, 11,809,116 shares subject to outstanding unvested restricted stock units and 1,427,116 shares subject to outstanding unvested performance stock units (PSUs) that vest based on certain stock price performance metrics. For purposes of this table, PSUs are assumed to be payable at 100% of target. If instead PSUs paid out at maximum, the total number of securities to be issued would be 17,920,458.

(4)Represents the weighted-average exercise price of outstanding options. Shares subject to outstanding unvested restricted stock units and PSUs become issuable upon vesting without any exercise price or other cash consideration required.

(5)Consists of 18,669,345 shares that were available for future issuance under the Amended and Restated 2014 Equity Incentive Plan and 4,267,918 shares that were available for future issuance under the Amended and Restated 2014 Employee Stock Purchase Plan (“ESPP”) as of December 31, 2024, including approximately 165,481 shares subject to purchase during the ESPP offering periods in effect as of December 31, 2024.

Our 2014 Inducement Grant Equity Incentive Plan was adopted by our board in November 2014 for use in making employment inducement awards pursuant to Nasdaq Listing Rule 5635(c)(4) (or New York Stock Exchange Rule 303A.08, prior to our move to the Nasdaq Global Select Market). A total of 1 million shares of our common stock was initially reserved for granting stock options, restricted stock, restricted stock units, stock appreciation rights, performance stock awards, and other awards under our 2014 Inducement Grant Equity Incentive Plan. Our board or the compensation committee may increase the number of shares reserved for granting awards under this plan at its discretion, from time to time. The share reserve under this plan was increased by 1,700,000 shares in March 2017 to provide shares underlying the initial equity awards granted to Mr. Barrett in connection with his hire as our President and Chief Executive Officer, which were made as inducement awards. Our board and the compensation committee have discretion to determine the terms of awards granted under our 2014 Inducement Grant Equity Incentive Plan, including vesting, forfeiture and acceleration. The exercise price for stock options granted under our 2014 Inducement Grant Equity Incentive Plan will not be less than the fair market value of our common stock on the date of grant. Restricted stock units may be granted in exchange for any form of legal consideration acceptable to our board and restricted stock may be granted in exchange for the payment of a purchase price, past or future services to our Company or any other form of legal consideration. In connection with our acquisition of iSocket, Inc. in November 2014, we granted 132,000 stock options under our 2014 Inducement Grant Equity Incentive Plan with an exercise price of $14.62 per share and a ten-year term, and vesting over approximately four years. In connection with the acquisition of iSocket, we also granted 126,050 restricted stock unit awards under the 2014 Inducement Grant Equity Incentive Plan, vesting over approximately 54 months. In connection with our acquisition of nToggle, Inc. in July 2017, we granted an aggregate of 174,117 restricted stock units under the 2014 Inducement Grant Equity Incentive Plan, vesting over approximately four years. In November 2024, the 2014 Inducement Grant Equity Incentive Plan expired resulting in the expiration of 248,250 shares previously available for future issuance.

We assumed the nToggle, Inc. 2014 Equity Incentive Plan in connection with our acquisition of nToggle, Inc. in July 2017. In connection with the acquisition, and giving effect to the exchange ratio used to determine the number of the Company’s options we issued in exchange for outstanding nToggle options, we assumed a total of 432,482 options previously granted under the nToggle, Inc. 2014 Equity Incentive Plan, with a weighted-average exercise price per share of $0.51, remaining terms ranging to April 2027 and remaining vesting periods ranging to April 2021. We also assumed 77,499 shares of unvested restricted stock with a remaining vesting period to October 2019. In addition, 480,673 shares of common stock remaining available under the nToggle, Inc. 2014 Equity Incentive Plan were added to the pool of available shares under our 2014 Equity Incentive Plan, and can be used for awards during the period when they would have been available for grant under the nToggle 2014 Equity Incentive Plan to persons who were not employed by the Company or its affiliates immediately before the nToggle acquisition, and otherwise in accordance with the applicable listing standard rules. No further awards will be made under the nToggle 2014 Equity Incentive Plan.

We assumed the Telaria, Inc. 2013 Equity Incentive Plan, as amended, the Telaria, Inc. 2008 Stock Plan, as amended, the ScanScout, Inc. 2009 Equity Incentive Plan, as amended, and certain new hire inducement awards granted by the Telaria board (together, the “Telaria Plans”) in April 2020 in connection with the Telaria Merger. In connection with the Telaria Merger, and giving effect to the exchange ratio used to determine the number of Magnite options we issued in exchange for outstanding Telaria options, we assumed a total of 4,998,622 options previously granted under the Telaria Plans, with a weighted-average exercise price per share of $3.80, remaining terms ranging to February 2030 and remaining vesting periods ranging to January 2024. We also assumed 2,416,824 shares of unvested restricted stock with a remaining vesting period to March 2024. In addition, 7,291,151 shares of common stock remaining available under the Telaria, Inc. 2013 Equity Incentive Plan were added to the 2014 Equity Incentive Plan, which shares will be used solely with respect to new hire awards or awards to former employees of Telaria prior to the merger. Our Amended and Restated 2014 Equity Incentive Plan, which became effective June 14, 2023, removed such restrictions.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The following is a summary of transactions, since January 1, 2024, in which the Company has been a participant, in which the amount involved in the transaction exceeded or will exceed $120,000, and in which any of our directors, executive officers or beneficial holders of more than 5% of our capital stock, or any of their immediate family members, had or will have a direct or indirect material interest.

RTL Group GmbH held more than 5% of our outstanding shares for parts of 2024, but did not hold more than 5% of our outstanding shares as of the date of the proxy statement and does not exercise any control over the management of the Company. Various affiliates of RTL Group GmbH monetized an aggregate of approximately $515,000 of advertising inventory through our platform in 2024, all pursuant to commercial agreements entered into in the ordinary course of business and negotiated at arm’s-length.

Compensation arrangements with our directors and officers are described under “Director Compensation” and “Executive Compensation.”

Indemnification Agreements

We have entered into indemnification agreements with each of our current directors, executive officers and certain other officers. The indemnification agreements and our amended and restated certificate of incorporation and amended and restated bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Procedures for Approval of Related Person Transactions

We have adopted a formal written policy providing that related person transactions may be consummated or continued only if approved or ratified by the audit committee. The policy defines “related person transactions” as transactions in which we are or will be a participant, the aggregate amount involved since the beginning of the Company’s last fiscal year exceeds or may be expected to exceed $120,000, and a related person has or will have a direct or indirect interest. For purposes of this policy, a related person is a person who is or was since the beginning of our last fiscal year a director, nominee for director, or executive officer; a greater than 5% beneficial owner of our common stock; or an immediate family member of any such person. The policy provides that our legal department will review each proposed related person transaction and prepare a description for the audit committee, which will review the proposed transaction and consider such factors, as it deems appropriate, including at least the following factors:

•the terms of the transaction as compared to terms available for a similar transaction with a non-related party;

•the extent of the related person’s interest in the transaction;

•the disclosure requirements associated with the transaction;

•the effect of the transaction upon the independence of any director involved;

•the effect of the transaction upon the ability of the related person to fulfill his or her duties to the Company; and

•any appearance of impropriety of the transaction.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR
THE 2026 ANNUAL MEETING OF STOCKHOLDERS

Pursuant to Exchange Act Rule 14a-8(e), proposals of stockholders being submitted for inclusion in our proxy materials for our 2026 annual meeting of stockholders must be received by us at our corporate headquarters at 1250 Broadway, 15th Floor, New York, New York 10001, directed to the attention of our Corporate Secretary, not later than the close of business on December 17, 2025 and must comply with Rule 14a-8 of the Exchange Act to be considered for inclusion in the proxy statement for that meeting. The submission of a stockholder proposal does not guarantee that it will be included in the proxy statement.

Under our bylaws, director nominations and other proposals that are not intended or eligible for inclusion in the proxy statement for our 2026 annual meeting of stockholders may, nonetheless, be considered for presentation at the meeting if the nomination or proposal is delivered to or mailed and received by us at our corporate headquarters at 1250 Broadway, 15th Floor, New York, New York 10001 not earlier than the close of business on February 5, 2026 and not later than the close of business on March 7, 2026. However, if the date of the 2026 annual meeting is more than 30 days before the first anniversary of the Annual Meeting or more than 60 days after such anniversary date, notice by the stockholder to be timely must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which we first make public announcement of the date of the annual meeting. In addition to giving notice pursuant to the advance notice provisions of our bylaws, a stockholder who intends to solicit proxies in support of nominees submitted under these advance notice provisions must also provide the notice required Rule 14a-19, the SEC’s universal proxy rule, to our Corporate Secretary regarding such intent no later than April 6, 2026 (or, if the 2026 Annual Meeting is called for a date that is more than 30 days before or more than 30 days after the anniversary of the Annual Meeting, then notice must be provided not later than the later of 60 calendar days prior to the date of the 2026 Annual Meeting or the 10th calendar day following the day on which we first make public announcement of the date of the 2026 Annual Meeting). A copy of our bylaws may be obtained from our Corporate Secretary.

Any such director nomination or stockholder proposal must be a proper matter for stockholder action and must comply with the terms and conditions set forth in our bylaws. The chairman of the meeting may reject, rule out of order, refuse to acknowledge or refuse to introduce any matter brought by a stockholder at a meeting if notice of the matter is not received within the applicable deadlines or does not comply with our bylaws. If a stockholder does not meet these deadlines, or does not satisfy the requirements of Rule 14a-4 of the Exchange Act, the persons named as proxies will be allowed to use their discretionary voting authority when and if the matter is raised at the meeting.

ANNUAL REPORT

A copy of our 2024 Annual Report as filed with the SEC on February 26, 2025, without exhibits, will be provided without charge to any stockholder upon written request addressed to our Corporate Secretary at our corporate headquarters at 1250 Broadway, 15th Floor, New York, New York 10001. A copy of our 2024 Annual Report may also be obtained via the Internet by following the instructions set forth in the Notice of Internet Availability of Proxy Materials or in the “Financials and Filings” section of our Investor Relations website at http://investor.magnite.com.

By Order of the Board of Directors,

Aaron Saltz Chief Legal Officer

April 16, 2025

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING ONLINE, IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES, PLEASE VOTE AS PROMPTLY AS POSSIBLE. YOU ARE URGED TO SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS ELECTRONICALLY OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS ON YOUR NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS OR, IF YOU RECEIVED A PRINTED COPY OF THE PROXY MATERIALS, ON YOUR PROXY CARD OR VOTING INSTRUCTION FORM. IF YOU REQUESTED A PRINTED COPY OF YOUR PROXY MATERIALS, YOU MAY ALSO VOTE BY MAIL BY SIGNING, DATING, AND RETURNING YOUR PROXY CARD OR VOTING INSTRUCTION FORM IN THE PRE-PAID ENVELOPE PROVIDED. VOTING IN ADVANCE VIA PROXY WILL NOT LIMIT YOUR RIGHT TO CHANGE YOUR VOTE OR TO ATTEND THE ANNUAL MEETING ONLINE.

ANNUAL MEETING OF STOCKHOLDERS OF

June 5, 2025

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00003333030000000000 6	060525

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS,
“FOR” PROPOSAL 2 AND “FOR” PROPOSAL 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐
1.	Election of Directors:
		FOR	AGAINST	ABSTAIN
	Michael G. Barrett	☐	☐	☐
	Rachel Lam	☐	☐	☐
	Robert F. Spillane	☐	☐	☐
2.	To ratify the selection of Deloitte & Touche LLP as the company’s independent registered public accounting firm for the current fiscal year.	☐	☐	☐

3.	To approve, on an advisory basis, of the compensation of the company’s named executive officers.	☐	☐	☐

4.	To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned Stockholder. If no direction is made, this proxy will be voted “FOR” the election of directors, “FOR” Proposal 2 and “FOR” Proposal 3.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

Proxy for Annual Meeting of Stockholders on June 5, 2025

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints David L. Day, Brian Gephart and Aaron Saltz as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side hereof, all the shares of common stock of Magnite, Inc. held of record by the undersigned at the close of business on April 7, 2025 at the Annual Meeting of Stockholders to be held on Thursday June 5, 2025 at 12:00 p.m., Eastern Time, via live webcast, and at any postponement or adjournment thereof and to vote in their discretion upon such other matters as may be properly presented at the meeting.

(Continued and to be signed on the reverse side)

1.1	14475

ANNUAL MEETING OF STOCKHOLDERS OF

June 5, 2025

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-201-299-4446 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

VIRTUALLY AT THE MEETING - The company will be hosting the meeting live via the Internet this year. To attend the meeting via the Internet please visit https://web.lumiconnect.com/293659257 (password: magnite2025) and be sure to have available the control number.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via https://equiniti.com/us/ast-access to enjoy online access.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, 2024 Annual Report, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/18899/

  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

00003333030000000000 6	060525

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS,
“FOR” PROPOSAL 2 AND “FOR” PROPOSAL 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐
1.	Election of Directors:
		FOR	AGAINST	ABSTAIN
	Michael G. Barrett	☐	☐	☐
	Rachel Lam	☐	☐	☐
	Robert F. Spillane	☐	☐	☐
2.	To ratify the selection of Deloitte & Touche LLP as the company’s independent registered public accounting firm for the current fiscal year.	☐	☐	☐

3.	To approve, on an advisory basis, of the compensation of the company’s named executive officers.	☐	☐	☐

4.	To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned Stockholder. If no direction is made, this proxy will be voted “FOR” the election of directors, “FOR” Proposal 2 and “FOR” Proposal 3.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.